Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview and Highlights
     We are a commercial lender that provides financial products to middle market businesses, and, through our wholly owned subsidiary, CapitalSource Bank, provides depository products and services in southern and central California.
     We currently operate as three reportable segments: 1) Commercial Banking, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Our Commercial Banking segment comprises our commercial lending and banking business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our remaining residential mortgage investment and other investment activities in which we formerly engaged to optimize our qualification as real estate investment trust (“REIT”). For financial information about our segments, see Note 26, Segment Data, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     Through our Commercial Banking segment activities, we provide a wide range of financial products to middle market businesses and participate in broadly syndicated debt financings for larger businesses. As of December 31, 2008, we had 1,072 loans outstanding under which we had funded an aggregate of $9.5 billion and held a $1.4 billion participation in a pool of commercial real estate loans (the “A” Participation Interest”). Within this segment, CapitalSource Bank also offers depository products and services in southern and central California that are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum amounts permitted by regulation.
     Through our Healthcare Net Lease segment activities, we invest in income-producing healthcare facilities, principally long-term care facilities in the United States. We provide lease financing to skilled nursing facilities and, to a lesser extent, assisted living facilities, and long term acute care facilities. As of December 31, 2008, we had $1.0 billion in direct real estate investments comprising 186 healthcare facilities leased to 40 tenants through long-term, triple-net operating leases. We currently intend to evaluate all potential transactions to monetize the value of this business including debt financings, asset sales and corporate transactions.
     Through our Residential Mortgage Investment segment activities, we invested in certain residential mortgage assets and other REIT qualifying investments to optimize our REIT structure through 2008. As of December 31, 2008, our residential mortgage investment portfolio totaled $3.3 billion, which included investments in residential mortgage loans and residential mortgage-backed securities (“RMBS”), including related interest receivables. Over 99% of our investments in RMBS were represented by mortgage-backed securities that were issued and guaranteed by Fannie Mae or Freddie Mac (hereinafter, “Agency RMBS”). In addition, we hold mortgage-related receivables secured by prime residential mortgage loans. During the first quarter of 2009, we sold all of our Agency RMBS and we intend to merge the remaining assets currently in this segment into our Commercial Banking segment in 2009.
     In our Commercial Banking, and Healthcare Net Lease segments, we have three primary commercial lending businesses:
•	Healthcare and Specialty Finance, which generally provides first mortgage loans, asset-based revolving lines of credit, and cash flow loans to healthcare businesses and, to a lesser extent, a broad range of other companies. We also make investments in income-producing healthcare facilities, particularly long-term care facilities;

•	Corporate Finance, which generally provides senior and subordinate loans through direct origination and participation in syndicated loan transactions; and

•	Structured Finance, which generally engages in commercial and residential real estate finance and also provides asset-based lending to finance companies.
     Although we have made loans as large as $325.0 million, as of December 31, 2008, our average commercial loan size was $8.9 million and our average loan exposure by client was $14.0 million. Our commercial loans generally have a maturity of one to five years with a weighted average maturity of 2.5 years as of December 31, 2008. Substantially all of our commercial loans require monthly interest payments at variable rates and, in many cases, our commercial loans provide for interest rate floors that help us maintain our yields when interest rates are low or declining. We price our loans based upon the risk profile of our clients. As of December 31, 2008, our geographically diverse client base consisted of 679 clients with headquarters in 47 states, the District of Columbia, Puerto Rico and select international locations, primarily in Canada and Europe.

Bank Holding Company Application
     Consistent with the business plan approved by our regulators, we are pursuing our strategy of converting CapitalSource Bank to a commercial bank and becoming a Bank Holding Company. To date we have obtained approvals from the DFI and FDIC to convert CapitalSource Bank from an industrial bank to a California commercial bank. For the conversion to become effective, we must be approved by the Federal Reserve as a Bank Holding Company under the Bank Holding Company Act of 1956. We filed our Bank Holding Company application with the Board of Governors of the Federal Reserve in October 2008. That application is being processed by the Federal Reserve Bank of Richmond and has not been approved at this time. We are cooperating with the Federal Reserve in providing access to such information as is needed to make its decision on the pending application. We believe that becoming a commercial bank will allow CapitalSource Bank to offer a wider variety of deposit products and services to customers; however, we cannot assure you that the Federal Reserve will approve our application in which case CapitalSource Bank would not convert to a commercial bank. Current guidance from the U.S. Treasury Department provides that, since CapitalSource Inc. did not obtain approval as a Bank Holding Company prior to December 31, 2008, CapitalSource Inc. is not eligible to obtain funding under the Capital Assistance Program (“CAP”) or the Capital Purchase Program. Although CapitalSource Bank has applied for CAP funding, there is no assurance that CapitalSource Bank will be able to obtain CAP funding or that it would accept the funding if offered.
Impact of Economic Recession
     The U.S. economy is currently in a recession. Consequently, we expect that the credit performance of our portfolio will continue to decline in light of the current difficult economic conditions that are likely to adversely affect our clients’ ability to fulfill their obligations to us.
     In addition, the recession has generally had a disproportionately adverse impact on financial institutions, including a substantial reduction in liquidity, greater pricing for risk and de-leveraging. In our Commercial Banking segment, macroeconomic conditions have also adversely impacted our business through reduced funding alternatives and a higher cost of funds on our credit facilities, term debt and other borrowings as measured by a spread to one-month LIBOR. We expect to continue to experience higher costs and less advantageous terms for financing the Parent Company’s portfolio which will continue to negatively impact our liquidity.
     Financing the Parent Company’s portfolio has recently become more challenging as our lenders have sought to reduce their exposure to us. To maintain our financings, we have agreed to less favorable terms, including collateralizing our previously unsecured credit facility and agreeing to repay it more rapidly. As a result of these less favorable terms, as well as other factors, our liquidity has been materially adversely affected and may continue to worsen. You should carefully read the Liquidity and Capital Resources portion of this Management Discussion and Analysis of Financial Condition and Results of Operations for more details on the factors adversely affecting our current and expected liquidity and our plans to address them.
     CapitalSource Bank, however, has significantly diversified and strengthened our funding and, with the addition of a significant amount of deposits, reduced our cost of funds overall. We believe current economic conditions present significant near-term market opportunities for CapitalSource Bank to originate assets with increased spreads and tighter structures and to selectively purchase high quality assets or businesses at attractive prices. With the liquidity and lower cost of funds at CapitalSource Bank, we believe we have positioned ourselves to take advantage of the attractive opportunities we perceive in the current environment.
Consolidated Results of Operations
     We currently operate as three reportable segments: 1) Commercial Banking, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Our Commercial Banking segment comprises our commercial lending and banking business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our residential mortgage investment and other investment activities in which we formerly engaged to optimize our qualification as a REIT.
     From January 1, 2006 to the third quarter of 2007, we presented financial results through two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Our Commercial Lending & Investment segment comprised our commercial lending and direct real estate investment business activities and our Residential Mortgage Investment segment comprised all of our activities related to our investments in residential mortgage loans and RMBS. In the fourth quarter of 2007, we began presenting financial results through three reportable segments: 1) Commercial Finance, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Changes were made in the way management organizes financial information to make operating decisions, resulting in the activities previously reported in the Commercial Lending & Investment segment being disaggregated into the Commercial Finance segment and the Healthcare Net Lease segment as described above. Beginning in the third quarter of 2008, we changed the name of our Commercial Finance segment to Commercial Banking to incorporate depository products, services and investments of CapitalSource Bank. We have reclassified all comparative prior period segment information to reflect our three reportable segments. For financial information about our segments, see Note 26, Segment Data, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     The discussion that follows differentiates our results of operations between our segments.
Explanation of Reporting Metrics
     Interest Income. In our Commercial Banking segment, interest income represents interest earned on our commercial loans, the “A” Participation Interest, marketable securities, other investments and cash and cash equivalents. Although the majority of these loans charge interest at variable rates that generally adjust daily, we also have a number of loans charging interest at fixed rates. Interest on CapitalSource Bank investments is primarily derived from agency discount notes and agency callable debt obligations. In our Healthcare Net Lease segment, interest income represents interest earned on cash and restricted cash. In our Residential Mortgage Investment segment, interest income consists of coupon interest and the amortization of purchase discounts and premiums on our investments in RMBS and mortgage-related receivables, which are amortized into income using the interest method.
     Fee Income. In our Commercial Banking segment, fee income represents net fee income earned from our commercial loan operations. Fee income primarily includes the amortization of loan origination fees, net of the direct costs of origination, prepayment-related fees as well as other fees charged to borrowers.
     Operating Lease Income. In our Healthcare Net Lease segment, operating lease income represents lease income earned in connection with our direct real estate investments. Our operating leases typically include fixed rental payments, subject to escalation over the life of the lease. We generally project a minimum escalation rate for the leases and recognize operating lease income on a straight-line basis over the life of the lease. We currently do not generate any operating lease income in our Commercial Banking segment or our Residential Mortgage Investment segment.
     Interest Expense. Interest expense is the amount paid on deposits and borrowings, including the amortization of deferred financing fees and debt discounts. In our Commercial Banking segment, interest expense includes interest paid to depositors and the borrowing costs associated with repurchase agreements, secured and unsecured credit facilities, term debt, convertible debt and subordinated debt. In our Healthcare Net Lease segment, our borrowings consist of mortgage debt and allocated intercompany debt. In our Residential Mortgage Investment segment, our borrowings consist of repurchase agreements and term debt. The majority of our borrowings charge interest at variable rates based primarily on one-month LIBOR or Commercial Paper (“CP”) rates plus a margin. Currently, our convertible debt, three series of our subordinated debt, our term debt recorded in connection with our investments in mortgage-related receivables and the intercompany debt within our Healthcare Net Lease segment bear a fixed rate of interest. Deferred financing fees, debt discounts and the costs of issuing debt, such as commitment fees and legal fees, are amortized over the estimated life of the borrowing. Loan prepayments may materially affect interest expense on our term debt since in the period of prepayment the amortization of deferred financing fees and debt acquisition costs is accelerated.
     Provision for Loan Losses. We record a provision for loan losses in both our Commercial Banking segment and our Residential Mortgage Investment segment. The provision for loan losses is the periodic cost of maintaining an appropriate allowance for loan losses inherent in our commercial lending portfolio and in our portfolio of residential mortgage-related receivables. As the size and mix of loans within these portfolios change, or if the credit quality of the portfolios change, we record a provision to appropriately adjust the allowance for loan losses. We do not have any loan receivables in our Healthcare Net Lease segment.
     Other Income. In our Commercial Banking segment, other (expense) income consists of gains (losses) on the sale of loans, gains (losses) on the sale of debt and equity investments, unrealized appreciation (depreciation) on certain investments, gains (losses) on derivatives, due diligence deposits forfeited, unrealized appreciation (depreciation) of our equity interests in certain non-consolidated entities, third-party servicing income, income from our management of various loans held by third parties and other miscellaneous fees and expenses not attributable to our commercial lending and banking operations. In our Healthcare Net Lease segment, other expense consists of gain (loss) on the sale of assets. In our Residential Mortgage Investment segment, other expense consists of realized and unrealized appreciation (depreciation) on certain of our residential mortgage investments and gains (losses) on derivatives that are used to hedge the residential mortgage investment portfolio.

     Operating Expenses. In our Commercial Banking segment, operating expenses include compensation and benefits, professional fees, travel, rent, insurance, depreciation and amortization, marketing and other general and administrative expenses. In our Healthcare Net Lease segment, operating expenses include depreciation of direct real estate investments, professional fees, an allocation of overhead expenses (including compensation and benefits) and other direct expenses. In our Residential Mortgage Investment segment, operating expenses include an allocation of overhead expenses, compensation and benefits, professional fees paid to our investment manager and other direct expenses.
     Income Taxes. We elected REIT status under the Internal Revenue Code (the “Code”) when we filed our tax return for the year ended December 31, 2006. We operated as a REIT through 2008, but revoked our REIT election effective January 1, 2009. While a REIT, we generally were not subject to corporate-level income tax on the earnings distributed to our shareholders that we derived from our REIT qualifying activities, but were subject to corporate-level tax on the earnings we derived from our taxable REIT subsidiaries (“TRSs”). While a REIT, a significant portion of our income from our Commercial Banking segment remained subject to corporate-level income tax as many of the segment’s assets were originated and held in our TRSs.
Operating Results for the Years Ended December 31, 2008, 2007 and 2006
     Our results of operations in 2008 were driven primarily by the global recession, a challenging credit market environment and the impact of operating as a REIT. As further described below, the most significant factors influencing our consolidated results of operations for the year ended December 31, 2008, compared to 2007 were:
•	Commencement of CapitalSource Bank operations;

•	Increased provision for loan losses;

•	Gains and losses on the extinguishment of debt;

•	Increased balance of our commercial lending portfolio;

•	Mark to market losses on our Residential Mortgage Investment Portfolio;

•	Gains and losses on derivatives and other investments in our Commercial Banking segment;

•	Increased operating expenses;

•	Changes in lending and borrowing spreads; and

•	Reduced prepayment-related fee income and reduced gains on equity sales.
     Our consolidated operating results for the year ended December 31, 2008, compared to the year ended December 31, 2007, and for the year ended December 31, 2007, compared to the year ended December 31, 2006, were as follows:

	Year Ended				Year Ended
	December 31,				December 31,
	2008	2007	$ Change	% Change	2007	2006	$ Change	% Change
	($ in thousands)				($ in thousands)
Interest income	$1,108,561	$1,277,903	$(169,342)	(13)%	$1,277,903	$1,016,533	$261,370	26%
Fee income	133,146	162,395	(29,249)	(18)	162,395	170,485	(8,090)	(5)
Operating lease income	107,748	97,013	10,735	11	97,013	30,742	66,271	216
Interest expense	699,043	864,239	(165,196)	(19)	864,239	621,666	242,573	39
Provision for loan losses	593,046	78,641	514,405	654	78,641	81,562	(2,921)	(4)
Depreciation of direct real estate investments	35,889	32,004	3,885	12	32,004	11,468	20,536	179
Other operating expenses	255,306	235,987	19,319	8	235,987	204,584	31,403	15
Other (expense) income	(174,083)	(74,650)	(99,433)	(133)	(74,650)	37,328	(111,978)	(300)
Income tax (benefit) expense	(189,235)	87,563	(276,798)	(316)	87,563	37,177	50,386	136
Cumulative effect of accounting change, net of taxes	—	—	—	N/A	—	370	(370)	N/A
Net (loss) income	(218,677)	164,227	(382,904)	(233)	164,227	299,001	(134,774)	(45)
Net income attributable to noncontrolling interests	1,426	4,938	(3,512)	(71)	4,938	4,711	227	5
Net (loss) income attributable to CapitalSource Inc.	(220,103)	159,289	(379,392)	(238)	159,289	294,290	(135,001)	(46)

     Our consolidated yields on income earning assets and the costs of interest bearing liabilities for the years ended December 31, 2008 and 2007, were as follows:

	Year Ended December 31,
	2008			2007
	Weighted	Net	Average	Weighted	Net	Average
	Average	Investment	Yield/	Average	Investment	Yield/
	Balance	Income	Cost	Balance	Income	Cost
			($ in thousands)
Interest earning assets:
Interest income		$1,108,561	6.99%		$1,277,903	8.26%
Fee income		133,146	0.84		162,395	1.05

Total interest earning assets(1)	$15,854,057	1,241,707	7.83	$15,472,459	1,440,298	9.31
Total direct real estate investments	1,068,654	107,748	10.08	947,929	97,013	10.23

Total income earning assets	16,922,711	1,349,455	7.97	16,420,388	1,537,311	9.36
Total interest bearing liabilities(2)	14,250,860	699,043	4.91	14,056,498	864,239	6.15

Net finance spread		$650,412	3.06%		$673,072	3.21%

Net finance margin			3.84%			4.10%

(1)	Interest earning assets include cash and cash equivalents, restricted cash, marketable securities, mortgage-related receivables, RMBS, loans, the “A” Participation Interest and investments in debt securities.

(2)	Interest bearing liabilities include deposits, repurchase agreements, secured and unsecured credit facilities, term debt, convertible debt and subordinated debt.
Operating Expenses
     The increase in consolidated operating expenses in 2008 from 2007 was primarily due to a $23.2 million increase in professional fees, including a write-off of previously capitalized costs related to a terminated merger transaction, fees related to the previously planned initial public offering of CapitalSource Healthcare REIT, consulting fees and legal and other professional fees related to the formation and commencement of operations of CapitalSource Bank, a $7.1 million increase in depreciation and amortization expense primarily resulting from increases in depreciation on our direct real estate investments and depreciation on CapitalSource Bank’s fixed assets, a $3.5 million increase in rent and marketing expense related to CapitalSource Bank and a $5.9 million increase in other administrative expenses. These increases were primarily offset by a $14.4 million decrease in total employee compensation and a $2.3 million decrease in travel and entertainment expenses. The decrease in employee compensation was primarily due to a $21.7 million decrease in incentive compensation partially offset by a $4.1 million increase in salaries. For the years ended December 31, 2008 and 2007, incentive compensation totaled $60.0 million and $81.7 million, respectively. Incentive compensation comprises annual bonuses, as well as expense attributed to stock options, restricted stock awards and restricted stock units, which generally have vesting periods ranging from 18 months to five years.
     The increase in consolidated operating expenses in 2007 from 2006 was primarily due to a $21.8 million increase in total employee compensation and an increase of $21.2 million in depreciation and amortization expense primarily resulting from increases in our direct real estate investments over the previous year. The higher employee compensation was attributable to a $12.5 million increase in incentive compensation, including an increase in restricted stock awards, and a $6.1 million increase in employee salaries. For the years ended December 31, 2007 and 2006, incentive compensation totaled $81.7 million and $69.2 million, respectively. Incentive compensation comprises annual bonuses, as well as stock options and restricted stock awards, which generally have vesting periods ranging from eighteen months to five years. The remaining increase in operating expenses for the year ended December 31, 2007 was primarily attributable to a $2.6 million increase in administrative expenses and a $2.1 million increase in rent expense.
Income Taxes
     As a result of our decision to elect REIT status beginning with the tax year ended December 31, 2006, we provided for income taxes for the years ended December 31, 2008 and 2007, based on effective tax rates of 36.5% and 39.4%, respectively, for the income earned by our TRSs. We did not provide for any income taxes for the income earned by our qualified REIT subsidiaries for the years ended December 31, 2008 and 2007. We provided for income taxes on the consolidated income earned based on a 46.4%, 34.8% and 11.1% effective tax rates in 2008, 2007 and 2006, respectively. Our overall effective tax for the year ended December 31, 2006 included the reversal of $34.7 million in net deferred tax liabilities relating to REIT qualifying activities, into income, in connection with our REIT election. We revoked our REIT election effective January 1, 2009. As a result of our REIT revocation, we have recorded a $103.0 million in deferred tax benefit and a $103.0 million in net deferred tax asset on our audited consolidated financial statements as of and for the year ended December 31, 2008.

Comparison of the Years Ended December 31, 2008 and 2007
     We have reclassified all comparative prior period segment information to reflect our three reportable segments. The discussion that follows differentiates our results of operations between our segments. All references to commercial loans below include loans, loans held for sale and receivables under reverse-repurchase agreements.
Commercial Banking Segment
     Our Commercial Banking segment operating results for the year ended December 31, 2008, compared to the year ended December 31, 2007, were as follows:

	Year Ended December 31,
	2008	2007	$ Change	% Change
		($ in thousands)
Interest income	$881,224	$928,190	$(46,966)	(5)%
Fee income	132,799	162,395	(29,596)	(18)
Interest expense	475,240	498,603	(23,363)	(5)
Provision for loan losses	576,804	77,576	499,228	644
Operating expenses	233,617	220,550	13,067	6
Other (expense) income	(66,822)	883	(67,705)	(7,668)
Income tax (benefit) expense	(189,235)	87,563	(276,798)	(316)
Net (loss) income	(149,225)	207,176	(356,401)	(172)
Net loss attributable to noncontrolling interests	(706)	(1,037)	331	32
Net (loss) income attributable to CapitalSource Inc.	(148,519)	208,213	(356,732)	(171)
Interest Income
     The decrease in interest income was primarily due to an increase in non-accrual loans and a decrease in yield on average interest earning assets. During the year ended December 31, 2008, yield on average interest earning assets decreased to 8.96% compared to 11.70% for the year ended December 31, 2007. This decrease was primarily the result of a decrease in the interest component of yield to 7.78% for the year ended December 31, 2008, from 9.96% for the year ended December 31, 2007. The decrease in the interest component of yield was due to a decrease in short-term interest rates and lower yield on the “A” Participation Interest, partially offset by an increase in our core lending spread. During the year ended December 31, 2008, our core lending spread to average one-month LIBOR was 6.99% compared to 6.25% for the year ended December 31, 2007. Fluctuations in yields are driven by a number of factors, including changes in short-term interest rates (such as changes in the prime rate or one-month LIBOR), the coupon on new loan originations, the coupon on loans that pay down or pay off and modifications of interest rates on existing loans.
Fee Income
     The decrease in fee income was primarily the result of a decrease in prepayment-related fee income, which totaled $21.6 million for the year ended December 31, 2008, compared to $56.1 million for the year ended December 31, 2007. Prepayment-related fee income contributed 0.19% and 0.60% to yield for the years ended December 31, 2008 and 2007, respectively. Yield from fee income, including prepayment related fees, decreased to 1.18% for the year ended December 31, 2008, from 1.74% for the year ended December 31, 2007.
Interest Expense
     We fund our growth largely through debt and deposits. The decrease in interest expense was primarily due to the decrease in our cost of funds. Our cost of funds decreased to 4.91% for the year ended December 31, 2008, from 6.15% for the year ended December 31, 2007. The decrease in our cost of funds was the result of lower LIBOR rates on which interest on our term securitizations and credit facilities are based and lower cost of deposits. The decrease was partially offset by the addition of interest expense on deposits from our banking operations. The decrease in interest expense was also offset by higher borrowing spreads and higher restructuring fees on certain of our term securitizations and credit facilities, and increases in the cost of our convertible debt following the exchange offer completed in April 2007 and our issuance in July 2007 of our 7.25% Senior Subordinated Convertible Notes due 2037.

Net Finance Margin
     Net finance margin, defined as net investment income (which includes interest and fee income less interest expense) divided by average income earning assets, was 4.76% for the year ended December 31, 2008, a decrease of 159 basis points from 6.35% the year ended December 31, 2007. The decrease in net finance margin was primarily due to the decrease in yield on total income earning assets, a decrease in short-term market rates of interest such as LIBOR upon which the yield of many of our loans are based, partially offset by a decrease in our costs of funds as measured by a spread to short-term market rates of interest such as LIBOR. Net finance spread, which represents the difference between our gross yield on income earning assets and the cost of our interest bearing liabilities, was 3.92% for the year ended December 31, 2008, a decrease of 121 basis points from 5.13% for the year ended December 31, 2007. Gross yield is the sum of interest and fee income divided by our average income earning assets. The decrease in net finance spread is attributable to the changes in its components as described above.
     The yields of income earning assets and the costs of interest bearing liabilities in our Commercial Banking segment for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008			2007
	Weighted	Net	Average	Weighted	Net	Average
	Average	Investment	Yield/	Average	Investment	Yield/
	Balance	Income	Cost	Balance	Income	Cost
			($ in thousands)
Interest earning assets:
Interest income		$881,224	7.78%		$928,190	9.96%
Fee income		132,799	1.18		162,395	1.74

Total interest earning assets(1)	$11,322,138	1,014,023	8.96	$9,316,088	1,090,585	11.70
Total interest bearing liabilities(2)	9,429,154	475,240	5.04	7,584,830	498,603	6.57

Net finance spread		$538,783	3.92%		$591,982	5.13%

Net finance margin			4.76%			6.35%

(1)	Interest earning assets include cash and cash equivalents, restricted cash, marketable securities, the “A” Participation Interest, loans, and investments in debt securities.

(2)	Interest bearing liabilities include deposits, repurchase agreements, secured and unsecured credit facilities, term debt, convertible debt and subordinated debt.
Provision for Loan Losses
     The increase in the provision for loan losses was primarily due to an increase in the overall policy reserve levels due to a change in reserve factors to reflect higher estimated inherent losses due to the current economic environment, increase in specific reserves and charge-offs due to increase in loan delinquencies as well as some modest change in the portfolio balance and mix during the year ended December 31, 2008.
Operating Expenses
     The increase in operating expenses is due to the same factors which contributed to the increase in the consolidated operating expenses as described above. Operating expenses as a percentage of average total assets decreased to 1.97% for the year ended December 31, 2008, from 2.31% for the year ended December 31, 2007.
Other (Expense) Income
     The decrease in other (expense) income was primarily attributable to a $93.8 million decrease in net realized and unrealized gains in our equity investments, a $17.6 million increase in losses related to our REO, a $5.3 million impairment loss recorded for goodwill at the Parent Company, a $7.4 million decrease in gains on the sale of loans, a $5.2 million decrease in income relating to our equity interest in various investees that are not consolidated for financial statement purposes and a $4.9 million increase in losses relating to mark-to-market adjustments on our loans held-for-sale. These decreases were partially offset by a $58.2 million gain on the extinguishment of debt, a $2.7 million increase in foreign currency gains and a $5.1 million decrease in losses on derivative instruments.
     Our unrealized losses on derivative instruments were primarily due to the unrealized net change in the fair value of swaps used in hedging certain of our assets and liabilities to minimize our exposure to interest rate movements. We do not apply hedge accounting to these swaps and, as a result, changes in the fair value of such swaps are recognized in GAAP net income, while changes in the fair value of the underlying hedged exposures are not.
Healthcare Net Lease Segment
     Our Healthcare Net Lease segment operating results for the year ended December 31, 2008, compared to the year ended December 31, 2007, were as follows:

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
		($ in thousands)
Interest income	$1,055	$1,362	$(307)	(23)%
Fee income	347	—	347	N/A
Operating lease income	107,748	97,013	10,735	11
Interest expense	43,232	41,047	2,185	5
Depreciation of direct real estate investments	35,889	32,004	3,885	12
Other operating expenses	11,580	9,437	2,143	23
Other expense	(1,204)	(369)	(835)	(226)
Net income	15,113	9,543	5,570	58
Net income attributable to noncontrolling interests	2,132	5,975	(3,843)	(64)
Net income attributable to CapitalSource Inc.	12,981	3,568	9,413	264
Operating Lease Income
     The increase in operating lease income was due to an increase in the average balance of our direct real estate investments, which are leased to healthcare industry clients through long-term, triple-net operating leases. During the years ended December 31, 2008 and 2007, our average balance of direct real estate investments was $1.1 billion and $0.9 billion, respectively.
Interest Expense
     The increase in interest expense was primarily due to an increase in average borrowings of $8.1 million, or 1.4%, and an increase in the cost of funds. Our cost of borrowings increased to 7.14% for the year ended December 31, 2008, from 6.87% for the year ended December 31, 2007. Our overall borrowing spread to average one-month LIBOR for the year ended December 31, 2008, was 4.47% compared to 1.62% for the year ended December 31, 2007.
Net Finance Margin
     Net finance margin, defined as net investment income which includes interest and operating lease income less interest expense, divided by average income earning assets, was 6.03% for the year ended December 31, 2008, an increase of 19 basis points from 5.84% for the year ended December 31, 2007. Net finance spreads were 2.94% and 3.36%, respectively, for the years ended December 31, 2008 and 2007. Net finance spread is the difference between yield on interest earning assets and the cost of our interest bearing liabilities. The decrease in net finance spread is attributable to the changes in its components as described above.
Depreciation of Direct Real Estate Investments
     The increase in depreciation was primarily due to a full year of depreciation expense during the year ended December 31, 2008, on properties acquired in mid 2007. Depreciation expense on these properties was recorded from the date of acquisition during the year ended December 31, 2007.
Operating Expenses
     The increase in operating expenses was consistent with the increase in operating expenses in the Commercial Banking Segment. Operating expenses as a percentage of average total assets increased to 1.07% for the year ended December 31, 2008, from 0.95% for the year ended December 31, 2007.

Net Income Attributable to Noncontrolling Interests
     The decrease in net income attributable to noncontrolling interests was primarily due to a decrease in our quarterly dividends during the year ended December 31, 2008 and the redemption of certain noncontrolling interests.
Residential Mortgage Investment Segment
     Our Residential Mortgage Investment segment operating results for the year ended December 31, 2008, compared to the year ended December 31, 2007, were as follows:

	Year Ended December 31,
	2008	2007	$ Change	% Change
	($ in thousands)
Interest income	$226,282	$348,351	$(122,069)	(35)%
Interest expense	180,571	324,589	(144,018)	(44)
Provision for loan losses	16,242	1,065	15,177	1,425
Operating expenses	10,109	6,000	4,109	68
Other expense	(106,057)	(75,164)	(30,893)	(41)
Net loss	(86,697)	(58,467)	(28,230)	(48)
Interest Income
     The decrease in interest income was primarily due to the decrease in average interest earning assets of $1.6 billion, or 26.4%.
Interest Expense
     The decrease in interest expense was primarily due to a decrease in average borrowings of $1.7 billion, or 28.2%, corresponding to a decrease in the size of the portfolio. Our cost of borrowings decreased to 4.22% for the year ended December 31, 2008, from 5.53% for the year ended December 31, 2007. This decrease was primarily due to a decrease in the short term interest rate market index on which our cost of borrowings is based.
Provision for Loan Losses
     The increase in the provision for loan losses was primarily due to an increase in the overall policy reserve levels due to a change in reserve factors to reflect higher estimated inherent losses due to the increase in delinquencies and foreclosures experienced during the year ended December 31, 2008.
Operating Expenses
     The increase in operating expenses was primarily due to an increase in professional fees. Operating expenses as a percentage of average total assets increased to 0.22% for the year ended December 31, 2008, from 0.11% for the year ended December 31, 2007.
Other Expense
     The net increase in other expense was attributable to a $21.9 million increase in net realized and unrealized losses on derivative instruments related to our residential mortgage investments, and a $32.0 million increase in net unrealized losses on our Agency RMBS. The value of Agency RMBS relative to risk-free investments was impacted during the year ended December 31, 2008 by the broad credit market disruption. These losses were partially offset by a decrease in other-than-temporary declines in the fair value of our Non-Agency RMBS of $26.4 million.
Comparison of the Years Ended December 31, 2007 and 2006
     We have reclassified all comparative prior period segment information to reflect our three reportable segments. The discussion that follows differentiates our results of operations between our segments. All references to commercial loans below include loans, loans held for sale and receivables under reverse-repurchase agreements.

Commercial Banking Segment
     Our Commercial Banking segment operating results for the year ended December 31, 2007, compared to the year ended December 31, 2006, were as follows:

	Year Ended December 31,
	2007	2006	$ Change	% Change
	($ in thousands)
Interest income	$928,190	$749,011	$179,179	24%
Fee income	162,395	170,485	(8,090)	(5)
Interest expense	498,603	359,929	138,674	39
Provision for loan losses	77,576	81,211	(3,635)	(4)
Operating expenses	220,550	193,053	27,497	14
Other income	883	37,297	(36,414)	(98)
Income taxes	87,563	37,177	50,386	136
Cumulative effect of accounting change, net of taxes	—	370	(370)	N/A
Net income	207,176	285,793	(78,617)	(28)
Net loss attributable to noncontrolling interests	(1,037)	(806)	(231)	29
Net income attributable to CapitalSource Inc.	208,213	286,599	(78,386)	(27)
Interest Income
     The increase in interest income was due to the growth in average interest earning assets, primarily loans, of $2.0 billion, or 28%. This increase was partially offset by a decrease in the interest component of yield to 9.96% for the year ended December 31, 2007, from 10.28% for the year ended December 31, 2006. The decrease in the interest component of yield was primarily due to a decrease in our lending spread, partially offset by an increase in short-term interest rates. During the year ended December 31, 2007, our commercial finance spread to average one-month LIBOR was 4.71% compared to 5.19% for the year ended December 31, 2006. This decrease in lending spread reflects overall trends in financial markets, the increase in competition in our markets, as well as the changing mix of our commercial finance portfolio as we continue to pursue the expanded opportunities afforded to us by our REIT election. As a REIT, we were able to make the same, or better, after tax return on loans with a lower interest rate than on loans with a higher interest rate held prior to becoming a REIT. Fluctuations in yields are driven by a number of factors, including changes in short-term interest rates (such as changes in the prime rate or one-month LIBOR), the coupon on new loan originations, the coupon on loans that pay down or pay off and modifications of interest rates on existing loans.
Fee Income
     The decrease in fee income was primarily the result of a decrease in prepayment-related fee income, which totaled $56.1 million for the year ended December 31, 2007, compared to $66.7 million for the year ended December 31, 2006. Prepayment-related fee income contributed 0.60% and 0.92% to yield for the years ended December 31, 2007 and 2006, respectively. Yield from fee income, including prepayment related fees, decreased to 1.74% for the year ended December 31, 2007, from 2.34% for the year ended December 31, 2006.
Interest Expense
     We fund our growth largely through debt. The increase in interest expense was primarily due to an increase in average borrowings of $2.0 billion, or 35%. Our cost of borrowings increased to 6.57% for the year ended December 31, 2007, from 6.46% for the year ended December 31, 2006. This increase was the result of higher LIBOR and CP rates on which interest on our term securitizations and credit facilities are based. The increase was also the result of higher borrowing spreads and higher deferred financing fees on some of our term securitizations and on some of our credit facilities, and increases in the cost of our convertible debt following the exchange in April 2007.
Net Finance Margin
     Net finance margin, defined as net investment income, which includes interest and fee income less interest expense, divided by average income earning assets, was 6.35% for the year ended December 31, 2007, a decrease of 133 basis points from 7.68% the year ended December 31, 2006. The decrease in net finance margin was primarily due to the increase in interest expense resulting from higher leverage, a higher cost of funds, and a decrease in yield on total income earning assets. Net finance spread, which represents the difference between our gross yield on income earning assets and the cost of our interest bearing liabilities, was 5.12% for the year ended December 31, 2007, a decrease of 104 basis points from 6.16% for the year ended December 31, 2006. Gross yield is the sum of interest and fee income divided by our average income earning assets. The decrease in net finance spread is attributable to the changes in its components as described above.

     The yields of income earning assets and the costs of interest bearing liabilities in our Commercial Banking segment for the years ended December 31, 2007 and 2006, were as follows:

	Year Ended December 31,
	2007			2006
	Weighted	Net	Average	Weighted	Net	Average
	Average	Investment	Yield/	Average	Investment	Yield/
	Balance	Income	Cost	Balance	Income	Cost
	($ in thousands)
Interest earning assets:
Interest income		$928,190	9.96%		$749,011	10.28%
Fee income		162,395	1.74		170,485	2.34

Total interest earning assets(1)	$9,316,088	1,090,585	11.70	$7,284,243	919,496	12.62
Total interest bearing liabilities(2)	7,584,830	498,603	6.57	5,570,113	359,929	6.46

Net finance spread		$591,982	5.13%		$559,567	6.16%

Net finance margin			6.35%			7.68%

(1)	Interest earning assets include cash, restricted cash, loans and investments in debt securities.

(2)	Interest bearing liabilities include repurchase agreements, secured and unsecured credit facilities, term debt, convertible debt and subordinated debt.
Provision for Loan Losses
     The decrease in the provision for loan losses was the result of recognizing fewer allocated reserves during the year ended December 31, 2007.
Operating Expenses
     The increase in operating expenses is due to the same factors which contributed to the increase in the consolidated operating expenses as described above. Operating expenses as a percentage of average total assets decreased to 2.31% for the year ended December 31, 2007, from 2.60% for the year ended December 31, 2006.
Other Income (Expense)
     The decrease in other income was primarily attributable to a $48.6 million increase in net unrealized losses on derivative instruments, a $10.4 million increase in losses on foreign currency exchange and a $4.5 million decrease in the receipt of break-up fees. These decreases were partially offset by a $9.2 million increase in income relating to our equity interests in various investees that are not consolidated for financial statement purposes, an $8.9 million increase in net realized and unrealized gains in our equity investments and a $5.8 million increase in gains related to the sale of loans.
     Our unrealized losses on derivative instruments were primarily due to the unrealized net change in the fair value of swaps used in hedging certain of our assets and liabilities to minimize our exposure to interest rate movements. We do not apply hedge accounting to these swaps and, as a result, changes in the fair value of such swaps are recognized in GAAP net income, while changes in the fair value of the underlying hedged exposures are not.

Healthcare Net Lease Segment
     Our Healthcare Net Lease segment operating results for the year ended December 31, 2007, compared to the year ended December 31, 2006, were as follows:

	Year Ended
	December 31,
	2007	2006	$ Change	% Change
	($ in thousands)
Operating lease income	$97,013	$30,742	$66,271	216%
Interest expense	41,047	11,176	29,871	267
Depreciation of direct real estate investments	32,004	11,468	20,536	179
Operating expenses	9,437	2,891	6,546	226
Other income (expense)(1)	993	(2,497)	3,490	140
Net income (loss)	9,543	(2,807)	12,350	440
Net income attributable to noncontrolling interests	5,975	5,517	458	8
Net income (loss) attributable to CapitalSource Inc.	3,568	(8,324)	11,892	(143)

(1)	Includes interest income.
Operating Lease Income
     The increase in operating lease income is due to an increase in our direct real estate investments, which are leased to healthcare industry clients through long-term, triple-net operating leases. During the years ended December 31, 2007 and 2006, our average balance of direct real estate investments was $947.9 million and $260.3 million, respectively.
Interest Expense
     The increase in interest expense was primarily due to an increase in average borrowings of $413.3 million, or 225%, corresponding to an increase in the size of the portfolio. Our cost of borrowings increased to 6.87% for the year ended December 31, 2007, from 6.08% for the year ended December 31, 2006. Our overall borrowing spread to average one-month LIBOR for the year ended December 31, 2007, was 1.62% compared to 0.99% for the year ended December 31, 2006.
Net Finance Margin
     Net finance margin, defined as net investment income, which includes interest and operating lease income less interest expense, divided by average income earning assets, was 5.84% for the year ended December 31, 2007, a decrease of 142 basis points from 7.26% for the year ended December 31, 2006. Net finance spreads were 3.36% and 5.73%, respectively, for the years ended December 31, 2007 and 2006. Net finance spread is the difference between yield on interest earning assets and the cost of our interest bearing liabilities. The decrease in net finance spread is attributable to the changes in its components as described above.
Depreciation of Direct Real Estate Investments
     The increase in depreciation was due to increases in our direct real estate investments over the previous year. As of December 31, 2007, we had $1.0 billion in direct real estate investments, an increase of $295.3 million, or 40.9%, from December 31, 2006.
Operating Expenses
     The increase in operating expenses was consistent with the increase in operating expenses in the Commercial Finance Segment. Operating expenses as a percentage of average total assets decreased to 0.95% for the year ended December 31, 2007, from 1.04% for the year ended December 31, 2006.

Residential Mortgage Investment Segment
     Our Residential Mortgage Investment segment operating results for the year ended December 31, 2007, compared to the year ended December 31, 2006, were as follows:

	Year Ended December 31,
	2007	2006	$ Change	% Change
	($ in thousands)
Interest income	$348,351	$267,522	$80,829	30%
Interest expense	324,589	250,561	74,028	30
Provision for loan losses	1,065	351	714	203
Operating expenses	6,000	8,640	(2,640)	(31)
Other (expense) income	(75,164)	2,528	(77,692)	(3,073)
Net (loss) income	(58,467)	10,498	(68,965)	(657)
Interest Income
     The increase in interest income was primarily due to the growth in average interest earning assets of $1.3 billion, or 27%.
Interest Expense
     The increase in interest expense was primarily due to an increase in average borrowings of $1.2 billion, or 26%, corresponding to an increase in the size of the portfolio. Our cost of borrowings increased to 5.53% for the year ended December 31, 2007, from 5.38% for the year ended December 31, 2006. This increase was primarily due to an increase in the short term interest rate market index on which our cost of borrowings is based.
Operating Expenses
     The decrease in operating expenses was primarily due to a decrease in compensation and benefits and professional fees. Operating expenses as a percentage of average total assets decreased to 0.11% for the year ended December 31, 2007, from 0.18% for the year ended December 31, 2006.
Other (Expense) Income
     The net loss was attributable to net realized and unrealized losses on derivative instruments related to our residential mortgage investments of $79.6 million and other-than-temporary declines in the fair value of our Non-Agency RMBS of $30.4 million. These losses were partially offset by net unrealized gains on our Agency RMBS of $34.9 million. The value of Agency RMBS relative to risk-free investments was impacted during the year ended December 31, 2007 by the broad credit market disruption.
Financial Condition
Commercial Banking Segment
Commercial Banking Portfolio Composition
     The composition of our Commercial Banking segment portfolio as of December 31, 2008 and 2007, was as follows:

	December 31,
	2008	2007
	($ in thousands)
Marketable securities, available-for-sale	$642,714	$—
Commercial real estate “A” Participation Interest, net(1)	1,400,333	—
Commercial loans(1)(2)	9,494,873	9,867,737
Investments	178,595	227,128

Total	$11,716,515	$10,094,865

(1)	Includes related interest receivable.

(2)	Includes loans held for sale.

Marketable Securities, available-for-sale
     As of December 31, 2008, we owned $642.7 million in marketable securities, available-for-sale. Included in these marketable securities, available-for-sale, were discount notes issued by Fannie Mae, Freddie Mac and Federal Home Loan Bank (“FHLB”) (“Agency Discount Notes”), callable notes issued by Fannie Mae, Freddie Mac, FHLB and Federal Farm Credit Bank (“Agency Callable Notes”), bonds issued by the FHLB (“Agency Debt”), commercial and residential mortgage-backed securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency MBS”) and a corporate debt security issued by Wells Fargo & Company and guaranteed by the FDIC (“Corporate Debt”). With the exception of the Corporate Debt, CapitalSource Bank pledged all of the marketable securities, available-for-sale, to the FHLB of San Francisco as a source of contingent borrowing capacity as of December 31, 2008. For further information on our marketable securities, available-for-sale, see Note 8, Marketable Securities and Investments, in the accompanying audited consolidated financial statements for the year ended December 31, 2008.
Commercial Real Estate “A” Participation Interest
     On July 25, 2008, we acquired the “A” Participation Interest, which at the date of acquisition was a $1.9 billion interest in a $4.8 billion pool of commercial real estate loans. On the date of acquisition, we recorded the “A” Participation Interest at its estimated fair value of $1.8 billion, a $63.1 million discount to the underlying principal balance of the instrument. As of December 31, 2008, the “A” Participation Interest had an outstanding balance of $1.4 billion, net of discount. For further information on the “A” Participation Interest, see Note 7, Commercial Lending Assets and Credit Quality, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Commercial Portfolio
     As of December 31, 2008 and 2007, our total commercial portfolio had outstanding balances of $10.9 billion and $9.9 billion, respectively. Included in these amounts were the “A” Participation Interest, loans held for sale, and $93.3 million and $56.3 million of related interest receivable (collectively, “Commercial Lending Assets”) as of December 31, 2008 and 2007, respectively.
Commercial Loan Composition
     Our total commercial loan portfolio reflected in the portfolio statistics below includes loans held for sale, and $89.6 million and $56.3 million of related interest receivable, as of December 31, 2008 and 2007, respectively, and excludes the “A” Participation Interest. The composition of our commercial loan portfolio by loan type and by commercial lending business as of December 31, 2008 and 2007, were as follows:

	December 31,
	2008		2007
	($ in thousands)
Composition of commercial loan portfolio by loan type:
Senior secured loans(1)	$5,640,559	59%	$5,695,167	58%
First mortgage loans(1)	2,723,862	29	2,995,048	30
Subordinate loans	1,130,452	12	1,177,522	12

Total	$9,494,873	100%	$9,867,737	100%

Composition of commercial loan portfolio by business:
Corporate Finance	$2,659,038	28%	$2,979,241	30%
Healthcare and Specialty Finance	2,998,747	32	2,934,666	30
Structured Finance	3,837,088	40	3,953,830	40

Total	$9,494,873	100%	$9,867,737	100%

(1)	Includes Term B loans.

     We may have more than one loan to a client and its related entities. For purposes of determining the portfolio statistics in this section, we count each loan or client separately and do not aggregate loans to related entities. The number of loans, average loan size, number of clients and average loan size per client by commercial lending business as of December 31, 2008, were as follows:

				Average Loan
	Number	Average	Number of	Size per
	of Loans	Loan Size	Clients	Client
	($ in thousands)
Composition of commercial loan portfolio by business:
Corporate Finance	491	$5,416	246	$10,809
Healthcare and Specialty Finance	370	8,105	257	11,668
Structured Finance	211	18,185	176	21,802

Overall commercial loan portfolio	1,072	8,857	679	13,984

     The scheduled maturities of our commercial loan portfolio by loan type as of December 31, 2008, were as follows:

	Due in	Due in
	One Year	One to	Due After
	or Less	Five Years	Five Years	Total
	($ in thousands)
Scheduled maturities by loan type:
Senior secured loans(1)	$676,264	$4,618,278	$346,017	$5,640,559
First mortgage loans(1)	1,214,760	1,409,338	99,764	2,723,862
Subordinate loans	27,054	647,612	455,786	1,130,452

Total	$1,918,078	$6,675,228	$901,567	$9,494,873

(1)	Includes Term B loans.
     The dollar amounts of all fixed-rate and adjustable-rate commercial loans by loan type as of December 31, 2008, were as follows:

	Adjustable	Fixed
	Rates	Rates	Total
	($ in thousands)
Composition of loan portfolio by loan type:
Senior secured loans(1)	$5,607,838	$32,721	$5,640,559
First mortgage loans(1)	2,461,200	262,662	2,723,862
Subordinate loans	1,012,716	117,736	1,130,452

Total	$9,081,754	$413,119	$9,494,873

Percentage of total loan portfolio	96%	4%	100%

(1)	Includes Term B loans.
Credit Quality and Allowance for Loan Losses
     As of December 31, 2008 and 2007, the principal balances of loans contractually delinquent, non-accrual loans and impaired loans in our commercial banking portfolio were as follows:

	December 31,
	2008	2007
Commercial Loan Asset Classification	($ in thousands)
Loans 30-89 days contractually delinquent	$299,322	$83,511
Loans 90 or more days contractually delinquent	141,104	58,411
Non-accrual loans(1)	439,547	170,522
Impaired loans(2)	692,278	318,945

(1)	Includes commercial loans with aggregate principal balances of $145.2 million and $55.5 million as of December 31, 2008 and December 31, 2007, respectively, which were also classified as loans 30 or more days contractually delinquent. Includes non-performing loans classified as held for sale that have an aggregate principal balance of $14.5 million as of December 31, 2008. As of December 31, 2007, there were no non performing loans classified as held for sale that were place on non-accrual status.

(2)	Includes commercial loans with aggregate principal balances of $247.6 million and $55.5 million as of December 31, 2008 and December 31, 2007, respectively, which were also classified as loans 30 or more days contractually delinquent, and commercial loans with aggregate principal balances of $423.4 million and $170.5 million as of December 31, 2008 and December 31, 2007, respectively, which were also classified as loans on non-accrual status. The carrying values of impaired commercial loans were $683.1 million and $311.6 million as of December 31, 2008 and 2007, respectively, prior to the application of allocated reserves.
     Consistent with Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), we consider a loan to be impaired when, based on current information, we determine that it is probable that we will be unable to collect all amounts due according to the contractual terms of the original loan agreement. In this regard, impaired loans include those loans where we expect to encounter a significant delay in the collection of, and/or shortfall in the amount of contractual payments due to us as well as loans that we have assessed as impaired, but for which we ultimately expect to collect all payments.
     As of December 31, 2008, no allowance for loan losses was deemed necessary with respect to the “A” Participation Interest.
     During the year ended December 31, 2008, commercial loans with an aggregate carrying value of $589.1 million, as of their respective restructuring dates, were involved in troubled debt restructurings, as defined by SFAS No. 15, Accounting for Debtors and Creditors for Troubled Debt Restructurings. As of December 31, 2008, commercial loans with an aggregate carrying value of $381.4 million were involved in troubled debt restructurings. Additionally, under SFAS No. 114, loans involved in troubled debt restructurings are also assessed as impaired, generally for a period of at least one year following the restructuring assuming the loan performs under the restructured terms. The allocated reserve for commercial loans that were involved in troubled debt restructurings was $48.0 million as of December 31, 2008. For the year ended December 31, 2007, commercial loans with an aggregate carrying value of $235.5 million as of their respective restructuring dates, were involved in troubled debt restructurings. As of December 31, 2007, commercial loans with an aggregate carrying value of $263.9 million were involved in troubled debt restructurings. The allocated reserve for commercial loans that were involved in troubled debt restructurings was $23.1 million as of December 31, 2007.
     We have provided an allowance for loan losses to cover estimated losses inherent in our commercial loan portfolio. Our allowance for loan losses was $423.8 million and $138.9 million as of December 31, 2008 and December 31, 2007, respectively. These amounts equate to 4.51% and 1.41% of gross loans as of December 31, 2008 and 2007, respectively. Of our total allowance for loan losses as of December 31, 2008 and 2007, $87.4 million and $27.4 million, respectively, were allocated to impaired loans. As of December 31, 2008 and 2007, we had $333.0 million and $199.2 million, respectively, of commercial loans that we assessed as impaired and for which we did not record any allocated reserves based upon our belief that it is probable that we ultimately will collect all principal and interest amounts due. During the years ended December 31, 2008 and 2007, we charged off loans totaling $292.6 million and $57.5 million, respectively. Net charge offs as a percentage of average loans were 3.11% and 0.64% for the year ended December 31, 2008 and 2007, respectively.
Investments
     We have made investments in some of our borrowers in connection with the loans provided to them. These investments usually comprised equity interests such as common stock, preferred stock, limited liability company interests, limited partnership interests, and warrants, but sometimes were in the form of subordinated debt if that is the form in which the equity sponsor made its investment.
     As of December 31, 2008 and 2007, the carrying values of our investments in our Commercial Banking segment were $178.6 million and $227.1 million, respectively. Included in these balances were investments carried at fair value totaling $41.1 million and $27.9 million, respectively.
Healthcare Net Lease Segment
Direct Real Estate Investments
     We own real estate for long-term investment purposes. These real estate investments are generally long-term care facilities leased through long-term, triple-net operating leases. Under a typical triple-net lease, the client agrees to pay a base monthly operating lease payment and all facility operating expenses as well as make capital improvements. As of each of December 31, 2008 and 2007, we had $1.0 billion in direct real estate investments, which consisted primarily of land and buildings.

Residential Mortgage Investment Segment
Portfolio Composition
     We directly own residential mortgage investments and as of December 31, 2008 and 2007, our portfolio of residential mortgage investments was as follows:

	December 31,
	2008	2007
	($ in thousands)
Mortgage-related receivables(1)	$1,801,535	$2,033,296
Residential mortgage-backed securities:
Agency(2)	1,489,291	4,030,180
Non-Agency(2)	377	4,517

Total	$3,291,203	$6,067,993

(1)	Represents secured receivables that are backed by adjustable-rate residential prime mortgage loans.

(2)	See following paragraph for a description of these securities.
     While we were a REIT, we invested in RMBS, which are securities collateralized by residential mortgage loans. Agency RMBS are mortgage-backed securities issued and guaranteed by Fannie Mae or Freddie Mac. Non-Agency RMBS are RMBS issued by non-government sponsored entities that are credit-enhanced through the use of subordination or in other ways that are inherent in a corresponding securitization transaction. Substantially all of our RMBS are collateralized by adjustable rate residential mortgage loans, including hybrid adjustable rate mortgage loans. We account for our Agency RMBS as debt securities that are classified as trading investments and included in mortgage-backed securities pledged, trading on our accompanying audited consolidated balance sheets. We account for our Non-Agency RMBS as debt securities that are classified as available-for-sale and included in investments on our accompanying audited consolidated balance sheets. The coupons on the loans underlying RMBS are fixed for stipulated periods of time and then reset annually thereafter. The weighted average net coupon of Agency RMBS in our portfolio was 5.01% as of December 31, 2008, and the weighted average reset date for the portfolio was approximately 25 months. The weighted average net coupon of Non-Agency RMBS in our portfolio was 3.73% as of December 31, 2008. The fair values of our Agency RMBS and Non-Agency RMBS, including accrued interest, were $1.5 billion and $0.4 million, respectively, as of December 31, 2008. During the first quarter of 2009, we sold all of our Agency RMBS and we intend to merge the remaining assets currently in this segment into our Commercial Banking segment in 2009.
     As of December 31, 2008, we had $1.8 billion in mortgage-related receivables secured by prime residential mortgage loans. As of December 31, 2008, the weighted average interest rate on these receivables was 5.36%, and the weighted average contractual maturity was approximately 27 years. See further discussion on our accounting treatment of mortgage-related receivables in Note 5, Mortgage-Related Receivables and Related Owner Trust Securitizations, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     During the year ended December 31, 2008, the carrying value of certain of our residential mortgage investments decreased by 3.1% as the market dislocation impacted the pricing relationship between mortgage assets (including Agency RMBS that we own) and lower risk fixed income securities. Our investment strategy explicitly contemplated the potential for upward and downward shifts in the carrying value of the portfolio, including shifts of the magnitude that we saw during 2008. During 2008, volatility in the residential mortgage market increased. To reduce our exposure to this market volatility, during the year ended December 31, 2008, we sold Agency RMBS with a face value of $2.1 billion, realizing a gain of $21.4 million as a component of (loss) gain on residential mortgage investment portfolio in the accompanying audited consolidated statements of income.

Credit Quality and Allowance for Loan Losses
     As of December 31, 2008 and 2007, mortgage-related receivables, whose underlying mortgage loans are 90 or more days past due or were in the process of foreclosure and foreclosed were as follows:

	December 31
	2008		2007
	($ in thousands)
Mortgage-related receivables whose underlying mortgage loans are 90 or more days past due or in the process of foreclosure(1)	$51,348		$14,751
Percentage of mortgage-related receivables	2.82	%(2)	0.72%

(1)	Mortgage loans 90 or more days past due are also placed on non-accrual status.

(2)	By comparison, in its December 2008 Monthly Summary Reports, which reflected up to November 2008 performance, Fannie Mae reported single-family delinquency (“SDQ”) rate of 2.13%. The SDQ rates are based on loans 90 days or more delinquent or in foreclosure as of period end. Freddie Mac reported a SDQ rate of 1.78% in its December 2008 Monthly Summary Report, which reflected up to December 2008 performance, The SDQ rate from Freddie Mac includes loans underlying their structured transactions. The comparable December 2008 statistic for mortgage-related receivables was 3.02%.
     During the year ended December 31, 2008, the carrying value of foreclosed assets increased by $4.5 million from the year ended December 31, 2007. As of December 31, 2008 and 2007, the carrying values of the foreclosed assets were $7.3 and $2.8 million, respectively.
     In connection with recognized mortgage-related receivables, we recorded provisions for loan losses of $16.2 million and $1.1 million for the years ended December 31, 2008 and 2007, respectively. During the year ended December 31, 2008, we charged off $7.6 million, net of recoveries, of these mortgage-related receivables. No such amounts were charged off during the year ended December 31, 2007. The allowance for loan losses was $9.3 million and $0.8 million as of December 31, 2008 and 2007, respectively, and was recorded in the accompanying audited consolidated balance sheets as a reduction to the carrying value of mortgage-related receivables.
Financing
     We have financed our investments in Agency RMBS and FHLB discount notes primarily through repurchase agreements. As of December 31, 2008 and 2007, the aggregate amounts outstanding under such repurchase agreements were $1.6 billion and $3.9 billion, respectively. As of December 31, 2008 and 2007, these repurchase agreements had weighted average borrowing rates of 2.55% and 5.12%, respectively, and weighted average remaining maturities of 0.4 month and 2.5 months, respectively.
     Our investments in residential mortgage-related receivables were financed primarily through debt issued in connection with securitization transactions. As of December 31, 2008 and 2007, the total outstanding balance of these debt obligations was $1.7 billion and $2.0 billion, respectively. The interest rates on all classes of the notes within each securitization are fixed for various periods of time and then reset annually thereafter, with a weighted average interest rate of 4.93% and 4.94% as of December 31, 2008 and 2007, respectively. The notes within each securitization are expected to mature at various dates through 2036.
     The interest rates on our repurchase agreements, securitization-based debt and other financings may change at different times and in different magnitudes than the interest rates earned on our residential mortgage investments. See Market Risk Management below for a discussion of our interest rate risk management program related to our residential mortgage investment portfolio.
Liquidity and Capital Resources
     Liquidity is a measure of our sources of funds available to meet our obligations as they arise. We require cash to fund new and existing commercial loan commitments, repay indebtedness, make new investments, fund net deposit outflows and pay expenses related to general business operations. Our sources of liquidity are cash and cash equivalents, new borrowings and deposits, proceeds from asset sales (including sales of loans and loan participations), principal, interest and lease payments and additional equity and debt financing. As a de novo bank, CapitalSource Bank is prohibited from paying dividends during its first three years of operations without consent from our regulators. Prior to July 2011, we do not anticipate that dividends from CapitalSource Bank will provide any liquidity to fund the operations of the Parent Company. Consequently, we separately manage the liquidity of CapitalSource Bank and the Parent Company.
     Our liquidity forecasts indicate that we have adequate liquidity to conduct our business. These forecasts are based on our business plans for the Parent Company and CapitalSource Bank and assumptions related to expected cash inflows and outflows that we believe are reasonable; however, we cannot assure you that our forecasts or assumptions will prove to be accurate, particularly in the current volatile environment. Some of our liquidity sources such as cash, deposits, borrowings on existing facilities and net cash from operations are generally available on an immediate basis. Other sources of liquidity, such as proceeds from asset sales and the ability to generate additional liquidity through new equity or debt financings, are less certain and less immediate, and are dependent on and subject to market and economic conditions and the willingness of counterparties to enter into new lending, sale or investment transactions with us. Accordingly, these sources of additional liquidity may not be sufficient or accessible quickly enough to meet our needs. We cannot assure you that we will have access to any of these additional liquidity sources.
     Unless otherwise specified, the figures presented in the following paragraphs are based on current forecasts and take into account activity since December 31, 2008. The information contained in this section should be read in conjunction with, and is subject to and qualified by, the information set forth under Item 1A, Risk Factors, and the Cautionary Note Regarding Forward Looking Statements in this Annual Report on Form 10-K.
     CapitalSource Bank Liquidity Forecast — Our liquidity forecast is based on our business plan to make all new commercial loans through CapitalSource Bank for the foreseeable future, and our expectations regarding the net growth in the commercial loan portfolio at CapitalSource Bank and the repayment of the “A” Participation Interest. We intend to maintain sufficient liquidity at CapitalSource Bank through cash, investments in marketable securities, deposits and access to other funding sources to fund commercial loan commitments and operations as well as to maintain minimum ratios required by our regulators. CapitalSource Bank is well-capitalized, and we do not expect CapitalSource Bank will need either additional capital investments from us or to access external sources of financing (including the Capital Assistance Program, the Capital Purchase Program or other similar government programs) to meet its business plan. CapitalSource Bank, however, may access external sources of financing if available on favorable terms or desirable for other corporate purposes, such as managing interest rate risk.
     CapitalSource Bank uses its liquidity to fund new commercial loans and investments, to fund commitments on existing commercial loans fund net deposit outflows and to pay operating expenses, including, without limitation, intercompany payments to the Parent Company for origination and other services performed on its behalf. CapitalSource Bank operates in accordance with the conditions imposed by its regulators in connection with regulatory approvals obtained upon its formation. These approvals include, among others, requirements that CapitalSource Bank maintain a total risk-based capital ratio of not less than 15%, capital levels required for a bank to be considered “well-capitalized” under relevant banking regulations, and a ratio of tangible equity to tangible assets of not less than 10% for its first three years of operations. In addition, we have a policy to maintain 10% of CapitalSource Bank’s assets in cash, cash equivalents and marketable securities.
     CapitalSource Bank’s primary source of liquidity is deposits, substantially all of which are in the form of certificates of deposit (“CDs”). We expect CapitalSource Bank to continue to generate sufficient deposits to meet its liquidity needs, including, as necessary, replacing maturing deposits and outflows on demand deposits. At December 31, 2008, deposits at CapitalSource Bank were $5.0 billion, which is approximately 60.0% of the historical peak deposit levels of the branches before we acquired them. We believe we will be able to maintain a sufficient level of deposits to fund CapitalSource Bank.
     Additional sources of liquidity for CapitalSource Bank include cash flows from operations, payments of principal and interest from loans and the “A” Participation Interest, cash equivalents and marketable securities, borrowings from the FHLB—San Francisco and reverse repurchase transactions. We expect regular payments with respect to the “A” Participation Interest during 2009, and that the “A” Participation Interest will be paid in full in 2010. Cash receipts from these sources may reduce our need to maintain or increase deposits at CapitalSource Bank.
     As of December 31, 2008, CapitalSource Bank had approximately $1.2 billion of cash and cash equivalents and owned $642.7 million in readily marketable securities. As of December 31, 2008, the amount of CapitalSource Bank’s unfunded commitments to extend credit with respect to existing loans was $777.8 million. Due to their nature, we cannot know with certainty the aggregate amounts we will be required to fund under these unfunded commitments. Our failure to satisfy our full contractual funding commitment to one or more of our clients could create breach of contract and lender liability for us and irreparably damage our reputation in the marketplace. We anticipate that CapitalSource Bank will have sufficient liquidity to satisfy these unfunded commitments.

     Parent Company Liquidity Forecast — Given the current dislocation in the capital markets, managing the Parent Company’s liquidity has become increasingly challenging. In prior periods, we maintained a higher level of cash and available liquidity under our credit facilities and were able to access the capital markets as an additional source of funds for the Parent Company. In the current economic environment, the lack of liquidity in the capital markets means that we have very limited access to formerly available funding sources, and, consequently, our liquidity is lower than in prior periods. The Parent Company’s need for liquidity, however, is less than in prior periods because our business plan is to make all new commercial loans through CapitalSource Bank for the foreseeable future, and it is our expectation that the balances of our existing loan portfolio and other assets held in the Parent Company will be stable and run off over time. In addition, based on existing and expected market conditions, we currently do not anticipate paying dividends on our common stock at historical levels.
     The Parent Company has an existing portfolio of commercial loans and other assets such as our mortgage-related receivables and our direct real estate investments. We intend to generate adequate liquidity at the Parent Company to cover our estimated funding obligations for commitments under existing commercial loans, to repay recourse indebtedness due in 2009, and to pay operating expenses.
     We anticipate generating some of this liquidity by utilizing means we have not regularly used in the past, including sales of loans, loan participations, real estate investments and real estate owned. These sale activities are dependent on and subject to market and economic conditions and willing and able buyers entering into transactions with us and, therefore, are highly speculative. Furthermore, due to current market conditions, if we are able to consummate any asset sales we expect them to be at prices discounted to our current carrying value. In some instances, proceeds from some of these activities are required to be used to make mandatory repayments on some of our indebtedness.
     Sources of liquidity for the Parent Company that we expect to be available include cash flows from operations, including, without limitation, principal, interest and lease payments; new borrowings under our credit facilities; loan sales to our 2006-A term debt securitization; long-term financing of direct real estate investments through the U.S. Department of Housing and Urban Development (“HUD”) and other mortgage debt; asset sales; and tax refunds. In the past we relied on consummating term debt transactions and our secured credit facilities to generate liquidity, but we do not expect these sources to be available to us for the foreseeable future.
     Our current forecast of significant cash outflows for the Parent Company includes an aggregate of $295.0 million scheduled stepdown payments during the remainder of 2009 under our $995.0 million syndicated bank credit facility, $118.5 million in March 2009 to repurchase, as required, our outstanding convertible debentures due 2034, funding of unfunded commitments on existing commercial loans, and mandatory repayments on our indebtedness resulting from some asset sales.
     As of December 31, 2008, the amount of the Parent Company’s unfunded commitments to extend credit with respect to existing loans exceeded unused funding sources and unrestricted cash by $1.4 billion, an increase of $589.1 million, or 72 % from December 31, 2007. Due to their nature, we cannot know with certainty the aggregate amounts we will be required to fund under these unfunded commitments. We expect that these unfunded commitments will continue to indefinitely exceed the Parent Company’s available funds. Our failure to satisfy our full contractual funding commitment to one or more of our clients could create breach of contract and lender liability for us and irreparably damage our reputation in the marketplace.
     In many cases, our obligation to fund unfunded commitments is subject to our clients’ ability to provide collateral to secure the requested additional fundings, the collateral’s satisfaction of eligibility requirements, our clients’ ability to meet specified preconditions to borrowing, including compliance with all provisions of the loan agreements, and/or our discretion pursuant to the terms of the loan agreements. In many other cases, however, there are no such prerequisites to future fundings by us and our clients may draw on these unfunded commitments at any time. To the extent there are unfunded commitments with respect to a loan that is owned partially by CapitalSource Bank and the Parent Company, unless our client is in default, CapitalSource Bank is obligated in some cases pursuant to intercompany agreements to fund its portion of the unfunded commitment before the Parent Company is required to fund its portion. In addition, in some cases we may be able to borrow additional amounts under our secured credit facilities as we fund these unfunded commitments.
     Pursuant to agreements with our regulators, to the extent CapitalSource Bank independently is unable to do so, the Parent Company must maintain CapitalSource Bank’s total risk-based capital ratio at not less than 15% and must maintain the capital levels of CapitalSource Bank at all times to meet the levels required for a bank to be considered “well-capitalized” under the relevant banking regulations. We do not expect that our Parent Company will be required to fund amounts to CapitalSource Bank. Additionally, pursuant to requirements of our regulators, the Parent Company has provided a $150.0 million unsecured revolving credit facility to CapitalSource Bank that CapitalSource Bank may draw on at any time it or the FDIC deems necessary. As of December 31, 2008, this facility was undrawn, and we do not expect that it will be drawn in 2009, but there cannot be any assurance that the FDIC will not require funding under this facility in the future.

     We have continued to experience negative effects from the global economic recession and credit market disruption in the form of reduced commitments on our credit facilities, lower leverage and higher cost of funds on borrowings as measured by the spread to one-month LIBOR. Some of these negative effects were partially offset in 2008 through the sale by the Parent Company to CapitalSource Bank of $2.2 billion of loans, and the Parent Company’s use of the proceeds from such sales to significantly reduce indebtedness and commitments on our credit facilities. We currently do not expect to obtain additional term securitization debt to finance our loans.
     We are currently in discussions with our credit facility lenders to restructure our credit facilities to extend maturities and gain funding efficiencies. If successful, we expect to see higher borrowing costs, potentially reduced committed capacity levels and/or lower advance rates on our secured credit facilities. We seek to complete a restructuring with our lenders during the second quarter of 2009, but we cannot assure you that we will successfully restructure these facilities on favorable terms or at all.
Cash and Cash Equivalents
     As of December 31, 2008 and 2007, we had $1.3 billion and $0.2 billion, respectively, in cash and cash equivalents. We invest cash on hand in short-term liquid investments.
     We had $419.4 million and $513.8 million of restricted cash as of December 31, 2008 and 2007, respectively. The restricted cash consists primarily of principal and interest collections on loans collateralizing our term debt and on loans pledged to our credit facilities other than our syndicated bank credit facility and securities pledged as collateral to secure our repurchase agreements and related derivatives. Restricted cash also includes client holdbacks and escrows. Principal repayments, interest rate swap payments, interest payable and servicing fees are deducted from the monthly principal and interest collections funded by loans collateralizing our credit facilities and term debt, and the remaining restricted cash is returned to us and becomes unrestricted at that time.
Deposits
     We completed the formation of CapitalSource Bank on July 25, 2008, which included the assumption of approximately $5.2 billion in deposits from FIL. Deposits gathered through 22 retail bank branches are the primary source of funding for CapitalSource Bank, although CapitalSource Bank may have other sources of liquidity as outlined above. As of December 31, 2008, we had deposits totaling $5.0 billion. For additional information about our deposits, see Note 12, Deposits, in our accompanying consolidated financial statements for the year ended December 31, 2008.
Borrowings
     As of December 31, 2008 and 2007, we had outstanding borrowings totaling $9.9 billion and $15.0 billion, respectively, under our repurchase agreements, credit facilities, term debt, convertible debt and subordinated debt. For a detailed discussion of our borrowings, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     Our maximum facility amounts, amounts outstanding and unused capacity, subject to certain minimum equity requirements and other covenants and conditions, as of December 31, 2008, were as follows:

	Maximum
	Facility	Amount	Unused
Funding Source	Amount	Outstanding	Capacity(1)
	($ in thousands)
Repurchase agreements	$1,595,750	$1,595,750	$—
Credit facilities(2)	2,639,870	1,445,062	1,194,808
Term debt	5,432,348	5,338,456	93,892
Other borrowings	1,573,813	1,573,813	—

Total	$11,241,781	$9,953,081	$1,288,700

(1)	Excludes issued and outstanding letters of credit totaling $52.5 million as of December 31, 2008.

(2)	As of February 25, 2009, we had an aggregate maximum facility amount of $1.8 billion and an aggregate of $434.0 million of unused capacity. We cannot borrow this unused capacity under these facilities without pledging additional eligible collateral. We have limited available collateral to pledge to use this unused capacity. However, such unused capacity may become available to us to the extent we have additional eligible collateral in the future.

     As of December 31, 2008, approximately 88% of our debt was secured by our assets and approximately 12% was unsecured. We intend to maintain prudent levels of leverage and currently expect our debt-to-equity ratio on the combined portfolios of our Commercial Banking segment and Healthcare Net Lease segment to remain below 4x.
Repurchase Agreements
     As of December 31, 2008, we had borrowings outstanding under five master repurchase agreements with various financial institutions financing our purchases of RMBS and FHLB discount notes. As of December 31, 2008 and 2007, the aggregate amounts outstanding under such repurchase agreements were $1.6 billion and $3.9 billion, respectively. As of December 31, 2008 and 2007, these repurchase agreements had weighted average borrowing rates of 2.55% and 5.12%, respectively, and weighted average remaining maturities of 0.4 month and 2.5 months, respectively. The terms of most of our borrowings pursuant to these repurchase agreements typically reset every 30 days. As of December 31, 2008 and 2007, these repurchase agreements were collateralized by Agency RMBS and FHLB discount notes with a fair value of $1.7 billion and $4.1 billion, respectively, including accrued interest, and cash deposits of $10.6 million and $29.2 million, respectively, made to cover margin calls. As of February 25, 2009, we had repaid all outstanding amounts under our repurchase agreements.
Credit Facilities
     Our committed credit facility amounts were $2.6 billion and $5.6 billion as of December 31, 2008 and 2007, respectively. As of December 31, 2008, we had six secured credit facilities with a total of 23 financial institutions. Interest on our credit facility borrowings is charged at variable rates that may be based on one or more of one-month LIBOR, one-month EURIBOR or the applicable CP rate. We use these facilities to fund assets and for general corporate purposes. Until 2007, we financed many of our assets in our secured credit facilities until we completed term debt transactions in which we securitized pools of our assets from these facilities. We primarily have used the proceeds from our term debt transactions to pay down our credit facilities, which resulted in increased capacity to redraw on them as needed. Through 2008, the term debt markets in which we securitized our loan assets were inaccessible and we retained loan assets in our credit facilities or sold them to CapitalSource Bank. We expect the term debt securitization markets to remain inaccessible throughout 2009 and possibly beyond.
     As of December 31, 2008, our credit facilities’ commitments, principal amounts outstanding and maturity dates were as follows:

	Committed		Principal
	Capacity		Outstanding
	($ in thousands)
CS III secured credit facility scheduled to mature April 29, 2009	$150,000	(1)	$74,000
CS Europe secured credit facility scheduled to mature September 23, 2009	279,420	(2)	165,949
CS VII secured credit facility scheduled to mature March 31, 2010	285,000	(3)	176,600
Syndicated bank secured credit facility scheduled to mature March 13, 2010	1,070,000	(4)	972,463
CSE QRS Funding I secured credit facility scheduled to mature April 24, 2010	815,000	(3)(5)	15,600
CS VIII secured credit facility scheduled to mature July 19, 2010	40,450		40,450

Total	$2,639,870		$1,445,062

(1)	In February 2009, we reduced the committed capacity to $100.0 million.

(2)	In February 2009, we reduced the committed capacity to €125.0 million. For the table above, the committed capacity of €200.0 million is converted into US dollars at the prevailing spot rate as of December 31, 2008.

(3)	On termination or maturity, amounts due under the credit facility may, in the absence of a default, be repaid from proceeds from amortization of the collateral pool. The maturity date stated in the table above assumes utilization of a one-year amortization period from the termination date.

(4)	As of February 25, 2009, we reduced the committed capacity to $995.0 million.

(5)	In February 2009, we reduced the committed capacity to $250.0 million

     In December 2008, we modified the terms of our $1.07 billion unsecured credit facility to collateralize it with substantially all of the Parent Company’s previously unencumbered assets, including loan assets, healthcare net lease properties, owned and purchased tranches of our term securitizations and our equity interest in CapitalSource Bank. The amendment increased the margin above the applicable reference rate that we must pay on borrowings under the facility by an additional 1.50% to 4.50%. We are required to make mandatory prepayments (which are accompanied by commitment reductions) in $25.0 million increments with a portion of the proceeds of certain specified events, including (A) 75% of the cash proceeds of any unsecured debt issuance by the Parent Company, (B) 25% of the cash proceeds of specified equity issuances, and (C) 75% of any principal repayments on, or the cash proceeds received on the disposition of or the incurrence of secured debt with respect to, assets constituting collateral under the facility. Regardless of any mandatory prepayments, the facility commitments reduce to (1) $1.0 billion on March 31, 2009, (2) $900.0 million on June 30, 2009, and (3) $700.0 million on December 31, 2009. The revised facility also contains customary operating and financial covenants. In January 2009 we made a mandatory reduction in the facility commitment of $25.0 million, and in February 2009 we made a further $50.0 million reduction in the facility commitment, which fulfills the March 31, 2009 amortization requirement one month ahead of schedule. The committed capacity and principal amount outstanding on this facility as of February 25, 2009 were $995.0 million and $937.2 million, respectively.
     As of February 25, 2009, our credit facilities’ aggregate committed capacity was $1.8 billion and our aggregate unused capacity totaled $434.0 million. We cannot borrow the unused capacity under these facilities without pledging additional eligible collateral. We have limited available collateral to pledge to use this unused capacity. However, such unused capacity may become available to us to the extent we have additional eligible collateral in the future.
     As a member of the FHLB-San Francisco, CapitalSource Bank has financing availability with the FHLB equal to 15% of CapitalSource Bank’s total assets. As of December 31, 2008, the maximum financing under this formula was $915.4 million. Although no advances were outstanding as of December 31, 2008, a letter of credit in the amount of $0.8 million is outstanding under the facility which reduces our availability. The financing is subject to various terms and conditions including pledging acceptable collateral, satisfaction of the FHLB stock ownership requirement and certain limits regarding the maximum term of debt.
     During 2008, we did not enter into any new credit facilities other than the FHLB facility, but we amended various terms of our existing credit facilities. For further information on our credit facilities, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Term Debt
     For our Commercial Banking segment, we have raised capital by securitizing pools of assets in permanent, on-balance-sheet term debt securitizations. We did not consummate any term debt securitization transactions in 2008, but did replenish some of our term securitizations with an aggregate of $1.0 billion of loans during 2008. As of December 31, 2008, the outstanding balance of our term debt securitizations was $4.6 billion. For further information on these term debt securitizations, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Owner Trust Term Debt
     Within our Residential Mortgage Investment segment, we own beneficial interests in securitization trusts (the “Owner Trust”), which, in 2006, issued $2.4 billion in senior notes and $105.6 million in subordinated notes backed by $2.5 billion of a diversified pool of adjustable rate commercial loans. As of December 31, 2008, the outstanding balance of our Owner Trust term debt was $1.7 billion. For further information on this debt, see Note 5, Mortgage-Related Receivables and Related Owner Trust Securitizations, and Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Convertible Debt
     We have raised capital through the issuance of convertible debt. We did not issue any convertible debt in 2008. Since October 2008, we have retired approximately $225 million of our convertible debt. In October 2008, we entered into an exchange with an existing security holder for approximately $45 million in aggregate principal of our 1.25% and 1.625% debentures for 6.2 million shares of our Common Stock and, in February 2009, we entered into an exchange with an existing security holder of holder for approximately $61.6 million in aggregate principal of our 1.625% debentures for 19.8 million shares of our Common Stock. In March 2009, pursuant to the terms of the 1.25% and 1.625% debentures, we offered to repurchase $118.5 million of our outstanding convertible debentures, all of which were tendered repurchased and retired. As of December 31, 2008 and March 31, 2009, the outstanding balance of our convertible debt was $729.5 million and $553.6 million, respectively. For further information on our convertible debt, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Subordinated Debt
     We have raised junior subordinated capital through the issuance of trust preferred securities. We did not consummate any such transactions in 2008. As of December 31, 2008, the outstanding balance of our subordinated debt was $438.8 million. For further information on our subordinated debt, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Mortgage Debt
     For our Healthcare Net Lease segment, we use mortgage loans to finance some of our direct real estate investments. As of December 31, 2008, the outstanding balance of our mortgage debt was $330.3 million. For further information on such mortgage loans, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Other Borrowings
     We have incurred other indebtedness in the ordinary course of our lending and investing activities, including a $24.4 million senior loan secured by a property to which we took ownership following the exercise of our remedies, a $27.7 million senior loan that we assumed on the acquisition of a majority equity interest in a property, and four junior subordinated notes totaling $20.0 million that we entered into in connection with our acquisition of a healthcare real estate property portfolio. For further information on such mortgage loans, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Debt Covenants
     The Parent Company is required to comply with financial and non-financial covenants under our indebtedness, including, without limitation, with respect to, interest coverage, minimum tangible net worth, leverage, maximum delinquent and charged-off loans and servicing standards. If we were to default under our indebtedness by violating these covenants or otherwise, our lenders’ remedies would include the ability to, among other things, transfer servicing to another servicer, accelerate payment of all amounts payable under such indebtedness and/or terminate their commitments under such indebtedness. In addition, under our term debt securitizations, the priority of payments are altered if the notes remain outstanding beyond the stated maturity dates and upon other termination events, in which case we would receive no cash flow from these transactions until the notes senior to our retained interests are retired. A default under our recourse indebtedness could trigger cross-default provisions in our other debt facilities, and a default under some of our non-recourse indebtedness would trigger cross-default provisions in other of our non-recourse debt.
     In February 2009, we obtained a waiver of the Consolidated EBITDA to Interest Expense financial covenant for our syndicated bank credit facility for the reporting period ending December 31, 2008. The waiver was obtained to provide certainty that the net loss reported for the quarter ended and the year ended December 31, 2008, after making certain adjustments as provided for in the covenant definition, would not cause an event of default under the facility agreement. Because this covenant was tested on a rolling 12-month basis, we would likely have breached it for the quarter ending March 31, 2009 and other periods in 2009. However, on February 25, 2009, we amended this facility to:
•	modify the Consolidated EBITDA to Interest Expense financial covenant to exclude the period ending December 31, 2008, and to define and measure the covenant differently for future periods, including to:
•	replace the trailing 12-month measurement period with a quarterly measurement;

•	change the way we measure Consolidated EBITDA by including up to $90.0 million of provision for loan losses for the reporting period ending March 31, 2009, and up to $50.0 million for each reporting period thereafter; and

•	set the minimum ratio of Consolidated EBITDA to Interest Expense to 1.50:1.00 for the periods ending March 31, June 30, and September 30, 2009, and 1.75:1.00 for each period thereafter;

•	provide that we only count loans that are delinquent by at least 180 days, subject to an insolvency event or are charged off pursuant to our credit and collection policy when calculating our maximum average portfolio charged-off ratio; and

•	increase the maximum average portfolio charged-off ratios, as follows:
•	for the fiscal quarter ended March 31, 2009, (i) from 8.0% to 8.5%, calculated excluding CapitalSource Bank, and (ii) from 5.0% to 6.5%, calculated including CapitalSource Bank; and

•	for every fiscal quarter thereafter, (i) from 8.0% to 10.0%, when calculated by excluding CapitalSource Bank, and (ii) from 5.0% to 6.5%, calculated including CapitalSource Bank.
     During the first quarter of 2009, we obtained waivers of financial covenants to cure or avoid potential events of default and executed amendments with respect to some of our other credit facilities. For further information on these waivers and amendments, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008. We may need to obtain other waivers and amendments in the future, and there can be no assurance that we will be able to obtain them on favorable terms or at all.
     In addition, upon the occurrence of specified servicer defaults, our lenders under our credit facilities and the holders of our asset-backed notes issued in our term debt may elect to terminate us as servicer of the loans under the applicable facility or term debt and appoint a successor servicer or replace us as cash manager for our secured facilities and term debt. If we were terminated as servicer, we would no longer receive our servicing fee. In addition, because there can be no assurance that any successor servicer would be able to service the loans according to our standards, the performance of our loans could be materially adversely affected and our income generated from those loans significantly reduced.
Equity
     We offer a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) to current and prospective shareholders. Participation in the DRIP allows common shareholders to reinvest cash dividends and to purchase additional shares of our common stock, in some cases at a discount from the market price. During the year ended December 31, 2008, we received $198.1 million related to the direct purchase of 15.4 million shares of our common stock pursuant to the DRIP. We have not sold any shares under the direct purchase features of the DRIP after May 2008. During the year ended December 31, 2007, we received $607.8 million related to the direct purchase of 31.7 million shares of our common stock pursuant to the DRIP. In addition, we received proceeds of $38.7 million related to cash dividends reinvested in 3.6 million shares of our common stock during the year ended December 31, 2008. We received proceeds of $106.7 million related to the cash dividends reinvested for 5.4 million shares of our common stock during the year ended December 31, 2007.
     In June 2008, we sold 34.5 million shares of our common stock in an underwritten public offering at a price of $11.00 per share, including the 4.5 million shares purchased by the underwriters pursuant to their over-allotment option. In connection with this offering, we received net proceeds of $365.8 million, which were used to repay borrowings under our secured credit facilities.
     In October 2008 and February 2009, we issued 6,224,392 and 19,815,752 shares of our common stock, respectively, in exchange for approximately $45.0 million in aggregate principal amount of our outstanding 1.25% and 1.625% senior and senior subordinated convertible debentures due 2034 and approximately $61.6 million in aggregate principal amount of our outstanding senior subordinated convertible notes due March 2034, respectively. We retired the debentures acquired in these exchanges.
Special Purpose Entities
     We use SPEs as an integral part of our funding activities. We commonly service loans that we have transferred to these vehicles. The use of these special purpose entities is generally required in connection with our non-recourse secured debt financings in order to legally isolate from us loans that we transfer to these vehicles if we were to be in bankruptcy.
     We also used special purpose entities to facilitate the issuance of collateralized loan obligation transactions that are further described below in Commitments, Guarantees & Contingencies. Additionally, we have purchased beneficial ownership interests in residential mortgage assets that are held by special purpose entities established by third parties.
     We evaluate all SPEs with which we are affiliated to determine whether such entities must be consolidated for financial statement purposes. If we determine that such entities represent variable interest entities as defined by FASB Interpretation No. 46 (Revised 2003), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51, (“FIN 46(R)”), we consolidate these entities if we also determine that we are the primary beneficiary of the entity. For special purpose entities for which we determine we are not the primary beneficiary, we account for our economic interests in these entities in accordance with the nature of our investments. As further discussed in Note 5, Mortgage-Related Receivables and Related Owner Trust Securitizations, in February 2006, we acquired beneficial interests in two special purpose entities that acquired and securitized pools of residential mortgage loans. In accordance with the provisions of FIN 46(R), we determined that we were the primary beneficiary of these SPEs and, therefore, consolidated the assets and liabilities of such entities for financial statement purposes. Additionally, and as further discussed in Note 13, Borrowings, the assets and related liabilities of all special purpose entities that we use to issue our term debt are recognized on our accompanying audited consolidated balance sheets as of December 31, 2008 and 2007.
Commitments, Guarantees & Contingencies
     As of December 31, 2008 and 2007, we had unfunded commitments to extend credit to our clients of $3.6 billion and $4.7 billion, respectively. Due to their nature, we cannot know with certainty the aggregate amounts we will be required to fund under these unfunded commitments. We expect that these unfunded commitments will continue to indefinitely exceed our Parent Company’s available funds. Our failure to satisfy our full contractual funding commitment to one or more of our clients could create breach of contract and lender liability for us and irreparably damage our reputation in the marketplace. In many cases, our obligation to fund unfunded commitments is subject to our clients’ ability to provide collateral to secure the requested additional fundings, the collateral’s satisfaction of eligibility requirements, our clients’ ability to meet specified preconditions to borrowing, including compliance with all provisions of the loan agreements, and/or our discretion pursuant to the terms of the loan agreements. In many other cases, however, there are no such prerequisites to future fundings by us and our clients may draw on these unfunded commitments at any time. To the extent there are unfunded commitments with respect to a loan that is owned partially by CapitalSource Bank and the Parent Company, unless our client is in default, CapitalSource Bank is obligated in some cases pursuant to intercompany agreements to fund its portion of the unfunded commitment before the Parent Company is required to fund its portion. In addition, in some cases we may be able to borrow additional amounts under our secured credit facilities as we fund these unfunded commitments.
     We have non-cancelable operating leases for office space and office equipment. The leases expire over the next 15 years and contain provisions for certain annual rental escalations. A discussion of these contingencies is included in Note 21, Commitments and Contingencies, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     We are obligated to provide standby letters of credit in conjunction with several of our lending arrangements. As of December 31, 2008 and 2007, we had issued $183.5 million and $226.4 million, respectively, in letters of credit which expire at various dates over the next six years. If a borrower defaults on its commitment(s) subject to any letter of credit issued under these arrangements, we would be responsible to meet the borrower’s financial obligation and would seek repayment of that financial obligation from the borrower. A discussion of these contingencies is included in Note 21, Commitments and Contingencies, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     As of December 31, 2008, we had identified conditional asset retirement obligations primarily related to the future removal and disposal of asbestos that is contained within certain of our direct real estate investment properties. For reasons further discussed in Note 21, Commitments and Contingencies, in our accompanying audited consolidated financial statements for the year ended December 31, 2008, no liability for conditional asset retirement obligations was recorded on our accompanying audited consolidated balance sheet as of December 31, 2008.
     We had provided a financial guarantee to a third-party warehouse lender that financed the purchase of approximately $344 million of commercial loans by a special purpose entity to which one of our other wholly owned indirect subsidiaries provided advisory services in connection with such purchases of commercial loans. We had provided the warehouse lender with a limited guarantee under which we agreed to assume a portion of net losses realized in connection with those loans held by the special purpose entity up to a specific loss limit. In May 2008, we paid the third-party warehouse lender $13.3 million in full settlement of this guarantee in connection with our consolidation of the special purpose entity.
     In connection with certain securitization transactions and secured financings, we typically make customary representations and warranties regarding the characteristics of the underlying transferred assets and collateral. Prior to any securitization transaction and secured financing, we generally perform due diligence with respect to the assets to be included in the securitization transaction and the collateral to ensure that they satisfy the representations and warranties. In our capacity as originator and servicer in certain securitization transactions and secured financings, we may be required to repurchase or substitute loans which breach a representation and warranty as of their date of transfer to the securitization or financing vehicle.
     From time to time we are party to legal proceedings. We do not believe that any currently pending or threatened proceeding, if determined adversely to us, would have a material adverse effect on our business, financial condition or results of operations, including our cash flows.
Contractual Obligations
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space and office equipment under long-term operating leases and we have committed to contribute up to an additional $17.0 million to 18 private equity funds, and $0.8 million to an equity investment. The contractual obligations under our debt are included in the accompanying audited consolidated balance sheet as of December 31, 2008. The expected contractual obligations under our certificates of deposit, debt, operating leases and commitments under non-cancelable contracts as of December 31, 2008, were as follows:

	Certificates of	Repurchase	Credit	Term	Convertible	Subordinated	Mortgage	Notes
	Deposit	Agreements	Facilities(1)	Debt(2)	Debt(3)	Debt(4)	Debt	Payable	Other(5)	Total
	($ in thousands)
2009	$4,256,580	$1,595,750	$239,949	$1,321,460	$180,120	$—	$5,554	$74	$14,425	$7,613,912
2010	16,357	—	1,205,113	1,170,235	—	—	5,960	52,206	14,027	2,463,898
2011	13,985	—	—	796,678	330,000	—	6,393	84	13,196	1,160,336
2012	5,978	—	—	784,546	250,000	—	259,622	89	12,356	1,312,591
2013	204	—	—	272,759	—	—	943	2,776	9,415	286,097
Thereafter	—	—	—	993,292	—	438,799	51,839	20,000	65,870	1,569,800

Total	$4,293,104	$1,595,750	$1,445,062	$5,338,970	$760,120	$438,799	$330,311	$75,229	$129,289	$14,406,634

(1)	The contractual obligations for credit facilities are computed based on the stated maturities of the facilities including amortization periods but not considering optional annual renewals and assume utilization of available term-out features.

(2)	Excludes net unamortized discounts of $0.5 million and is based on contractual amortization schedule of our loans. The underlying loans are subject to prepayment, which could shorten the life of the term debt transactions; conversely, the underlying loans may be amended to extend their term, which may lengthen the life of the term debt transactions. At our option, we may substitute loans for prepaid loans up to specified limitations, which may also impact the life of the term debt transactions. In addition, the contractual obligations for our term debt transactions are computed based on the estimated life of the instrument. The contractual obligations for the Owner Trust term debt are computed based on the estimated lives of the underlying adjustable rate prime residential mortgage whole loans.

(3)	The contractual obligations for convertible debt are computed based on the initial put/call date. The legal maturities of the convertible debt are 2034 and 2037. The amounts are presented gross of $30.6 million discounts, net of amortization. For further discussion of terms of our convertible debt and factors impacting their maturity see Note 2, Summary of Significant Accounting Policies, and Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.

(4)	The contractual obligations for subordinated debt are computed based on the legal maturities, which are between 2035 and 2037.

(5)	Includes operating leases and non-cancelable contracts.
     We enter into derivative contracts under which we either receive cash or are required to pay cash to counterparties depending on changes in interest rates. Derivative contracts are carried at fair value on the accompanying audited consolidated balance sheet as of December 31, 2008, with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. The fair value of the contracts changes daily as market interest rates change. Further discussion of derivative instruments is included in Note 2, Summary of Significant Accounting Policies, and Note 23, Derivative Instruments, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Credit Risk Management
     Credit risk is the risk of loss arising from adverse changes in a client’s or counterparty’s ability to meet its financial obligations under agreed-upon terms. Credit risk exists primarily in our lending, leasing and derivative portfolios. The degree of credit risk will vary based on many factors including the size of the asset or transaction, the credit characteristics of the client, the contractual terms of the agreement and the availability and quality of collateral. We manage credit risk of our derivatives and credit-related arrangements by limiting the total amount of arrangements outstanding with an individual counterparty, by obtaining collateral based on management’s assessment of the client, by applying uniform credit standards maintained for all activities with credit risk.
     As appropriate, the CapitalSource Inc. and CapitalSource Bank Credit Committees evaluate and approve credit standards and oversee the credit risk management function related to our commercial loans, direct real estate investments and other investments. Their primary responsibilities include ensuring the adequacy of our credit risk management infrastructure, overseeing credit risk management strategies and methodologies, monitoring conditions in real estate and other markets having an impact on lending activities, and evaluating and monitoring overall credit risk and by monitoring our client’s financial condition and performance.
Commercial Banking Segment
     Credit risk management for the commercial loan portfolio begins with an assessment of the credit risk profile of a client based on an analysis of the client’s financial position. As part of the overall credit risk assessment of a client, each commercial credit exposure or transaction is assigned a risk rating that is subject to approval based on defined credit approval standards. While rating criteria vary by product, each loan rating focuses on the same three factors: credit, collateral, and financial performance. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the client’s or counterparty’s financial condition, cash flow or financial situation. We use risk rating aggregations to measure and evaluate concentrations within portfolios. In making decisions regarding credit, we consider risk rating, collateral, industry and single name concentration limits.
     We use a variety of tools to continuously monitor a client’s or counterparty’s ability to perform under its obligations. Additionally, we syndicate loan exposure to other lenders, sell loans and use other risk mitigation techniques to manage the size and risk profile of our loan portfolio.
Residential Mortgage Investment Segment
     A significant asset class in our residential mortgage investment portfolio was Agency RMBS. For all Agency RMBS we benefited from a full guarantee from Fannie Mae or Freddie Mac, and looked to this guarantee to mitigate the risk of changes in the credit performance of the mortgage loans underlying the Agency RMBS. However, variation in the level of credit losses could impact the duration of our investments since a credit loss results in the prepayment of the relevant loan by the guarantor. Another significant asset class in our residential mortgage investment portfolio is mortgage-related receivables. With respect to mortgage-related receivables, we are directly exposed to the level of credit losses on the underlying mortgage loans. With respect to Non-Agency RMBS we are exposed to changes in the credit performance of the mortgage loan underlying these assets and the value or performance of our investment was impacted by higher levels of credit losses.
Concentrations of Credit Risk
     In our normal course of business, we engage in commercial lending and leasing activities with clients primarily throughout the United States. As of December 31, 2008, the single largest industry concentration was healthcare and social assistance, which made up approximately 18% of our commercial loan portfolio. As of December 31, 2008, the largest geographical concentration was New York, which made up approximately 13% of our commercial loan portfolio. As of December 31, 2008, the single largest industry concentration in our direct real estate investment portfolio was skilled nursing, which made up approximately 98% of the investments. As of December 31, 2008, the largest geographical concentration in our direct real estate investment portfolio was Florida, which made up approximately 33% of the investments.
Derivative Counterparty Credit Risk
     Derivative financial instruments expose us to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where we are in a favorable position. Credit risk related to derivative financial instruments is considered and provided for separately from the allowance for loan losses. We manage the credit risk associated with various derivative agreements through counterparty credit review and monitoring procedures. We obtain collateral from all counterparties based on terms stipulated in the collateral support annex. We also monitor all exposure and collateral requirements daily on a per counterparty basis. We continually monitor the fair value of collateral received from counterparties and may request additional collateral from counterparties or return collateral pledged as deemed appropriate. Our agreements generally include master netting agreements whereby the counterparties are entitled to settle their derivative positions “net.” As of December 31, 2008 and 2007, the gross positive fair value of our derivative financial instruments were $200.7 million and $82.9 million, respectively. Our master netting agreements reduced the exposure to this gross positive fair value by $166.4 million and $58.0 million as of December 31, 2008 and 2007, respectively. We held $24.2 million of collateral against derivative financial instruments as of December 31, 2008. We held no such amount as of December 31, 2007. Accordingly, our net exposure to derivative counterparty credit risks as of December 31, 2008 and 2007, was $10.1 million and $24.9 million, respectively.
Market Risk Management
     Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market movements. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, securities, short-term borrowings, long-term debt, trading account assets and liabilities and derivatives. Market-sensitive assets and liabilities are generated through loans associated with our traditional lending activities and market risk mitigation activities.
     The primary market risk to which we are exposed is interest rate risk, which is inherent in the financial instruments associated with our operations, primarily including our loans, residential mortgage investments and borrowings. Our traditional loan products are non-trading positions and are reported at amortized cost. Additionally, debt obligations that we incur to fund our business operations are recorded at historical cost. While GAAP requires a historical cost view of such assets and liabilities, these positions are still subject to changes in economic value based on varying market conditions. Interest rate risk is the effect of changes in the economic value of our loans, and our other interest rate sensitive instruments and is reflected in the levels of future income and expense produced by these positions versus levels that would be generated by current levels of interest rates. We seek to mitigate interest rate risk through the use of various types of derivative instruments. For a detailed discussion of our derivatives, see Note 23, Derivative Instruments, of our accompanying audited consolidated financial statements for the year ended December 31, 2008.
Interest Rate Risk Management — Commercial Banking Segment & Healthcare Net Lease Segment
     Interest rate risk in our Commercial Banking and Healthcare Net Lease segments refers to the change in earnings that may result from changes in interest rates, primarily various short-term interest rates, including LIBOR-based rates and the prime rate. We attempt to mitigate exposure to the earnings impact of interest rate changes by conducting the majority of our lending and borrowing on a variable rate basis. The majority of our commercial loan portfolio bears interest at a spread to the LIBOR rate or a prime-based rate with almost all of our other loans bearing interest at a fixed rate. The majority of our borrowings bear interest at a spread to LIBOR or CP, with the remainder bearing interest at a fixed rate. We are also exposed to changes in interest rates in certain of our fixed rate loans and investments. We attempt to mitigate our exposure to the earnings impact of the interest rate changes in these assets by engaging in hedging activities as discussed below.
     The estimated (decreases) increases in net interest income for a 12-month segment based on changes in the interest rates applied to the combined portfolios of our Commercial Banking segment and Healthcare Net Lease segment as of December 31, 2008, were as follows ($ in thousands):

Rate Change
(Basis Points)
-100	$20,280
-50	17,160
+ 50	(16,080)
+ 100	(30,000)
     For the purposes of the above analysis, we included related derivatives, excluded principal payments and assumed a 70% advance rate on our variable rate borrowings.
     Approximately 48.7% of the aggregate outstanding principal amount of our commercial loans had interest rate floors as of December 31, 2008. Of the loans with interest rate floors, approximately 99% had contractual rates below the interest rate floor and the floor was providing a benefit to us. The loans with interest rate floors as of December 31, 2008, were as follows:

	Amount	Percentage of
	Outstanding(1)	Total Portfolio
	($ in thousands)
Loans with contractual interest rates:
Exceeding the interest rate floor	$38,546	0.4%
At the interest rate floor	9,164	0.1
Below the interest rate floor	4,573,750	48.2
Loans with no interest rate floor	4,873,413	51.3

Total	$9,494,873	100.0%

(1)	Includes related interest receivable.
     We use interest rate swaps to hedge the interest rate risk of certain fixed rate assets. We also enter into additional basis swap agreements to hedge basis risk between our LIBOR-based term debt and the prime-based loans pledged as collateral for that debt. These interest rate swaps modify our exposure to interest rate risk by synthetically converting fixed rate and prime rate loans to one-month LIBOR. Additionally, we use offsetting interest rate caps to hedge loans with embedded interest rate caps. Our interest rate hedging activities partially protect us from the risk that interest collected under fixed-rate and prime rate loans will not be sufficient to service the interest due under the one-month LIBOR-based term debt.
     We also use interest rate swaps to hedge the interest rate risk of certain fixed rate debt. These interest rate swaps modify our exposure to interest rate risk by synthetically converting fixed rate debt to one-month LIBOR.
     We have also entered into relatively short-dated forward exchange agreements to minimize exposure to foreign currency risk arising from foreign currency denominated loans.
Fair Value Measurements
     A portion of our financial instruments are accounted for at fair value both on a recurring and nonrecurring basis. Specifically, investments in debt securities that are classified as trading and derivative instruments are periodically adjusted to fair value on a recurring basis through earnings. Investments in debt and equity securities that are classified as available-for-sale are adjusted to fair value on a recurring basis through accumulated other comprehensive income, to the extent the losses are not considered other-than-temporary. In addition, we may be required from time to time to measure certain of our assets at fair value on a nonrecurring basis Loans held for sale are recorded at the lower of carrying value or fair value. We use the fair value of collateral method to assess fair value for certain of our commercial loans held for investment for purposes of establishing a specific reserve against those assets. The fair value of equity investments is estimated for purposes of assessing and measuring such assets for impairment purposes.
     As discussed in Critical Accounting Estimates below, we follow the guidance in SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) in determining the fair value of our financial instruments accounted for at fair value on a recurring and nonrecurring basis. Accordingly, we classify each of these financial instruments within Level 1, Level 2 or Level 3 of the fair value hierarchy of SFAS No. 157. As of December 31, 2008, 12.92% of total assets and 2.20% of total liabilities consisted of financial instruments recorded at fair value on a recurring basis. Of these financial assets carried at fair value, $2.3 billion (12.70% of total assets) were classified as Level 2 while $41.3 million (0.22% of total assets) were classified as Level 3 as of December 31, 2008. From a liability perspective, $342.8 million (2.20% of total liabilities) were classified as Level 2 while no liabilities were classified as Level 3 as of December 31, 2008. As of December 31, 2008, we had no financial assets or liabilities classified as Level 1 within the fair value hierarchy.
Fair Values of Level 1 or Level 2 Financial Instruments
     Financial instruments that are actively traded in the marketplace or that have values based on readily available market value data require little, if any, subjectivity to be applied when determining the instrument’s fair value. These investments are classified as either Level 1 or Level 2 within the SFAS No. 157 hierarchy. Whether a financial instrument is classified as Level 1 or Level 2 depends largely on its similarity with other financial instruments in the marketplace and our ability to obtain corroborative data regarding whether the market in which the financial instrument trades is active.
     Our largest portfolio of financial instruments carried at Level 2 is our Agency RMBS portfolio. Other Level 2 financial instruments recorded at fair value on a recurring basis include our marketable securities, equity securities in public companies and our over-the-counter traded derivatives. In addition, our loans held for sale are recorded at fair value on a nonrecurring basis and are classified as Level 2 when fair values are determined through actual market transactions. Below is a discussion of the valuation methods and assumptions we use to estimate the fair value of our significant financial assets and liabilities classified as Level 2 within the fair value hierarchy.
Marketable Securities
     Marketable securities consist of Agency Discount Notes, Agency Callable Notes, Agency Debt, Agency MBS and Corporate Debt that are carried at fair value on a recurring basis and classified as available-for-sale securities. The securities are valued using quoted prices from external market participants, including pricing services. If quoted prices are not available, the fair value is determined using the quoted market prices of securities with similar characteristics or independent pricing models, which utilize observable market data such as benchmark yields, reported trades and issuer spreads. The prices we receive from external market participants are not adjusted as we believe that these prices represent the best estimate of fair value. Fair values obtained from pricing services are validated on a monthly basis by comparing them to fair values obtained from the independent asset custodian.
Residential Mortgage-Backed Securities
     Our Agency RMBS include mortgage-backed securities issued and guaranteed by Fannie Mae or Freddie Mac. These securities are carried at fair value on a recurring basis and classified as trading securities. The securities are valued using quoted prices from external market participants, including pricing services. The prices we receive from external market participants are not adjusted as we believe that these prices represent the best estimate of fair value. We validate pricing information received from external market participants by obtaining independent, non-binding broker quotes from third parties, comparing the implied option adjusted spread (“OAS”) to the OAS for closely comparable securities with an available market price and reviewing actual sale activity occurring subsequent to the pricing date. During the first quarter of 2009, we sold our remaining Agency RMBS with a fair value of $1.5 billion for a gain of $28.0 million.
Derivative Assets and Liabilities
     Derivatives are carried at fair value on a recurring basis and primarily relate to interest rate swaps, caps, floors, basis swaps and forward exchange contracts which we enter into to manage interest rate risk and foreign exchange risk. Our derivatives are principally traded in over-the-counter markets where quoted market prices are not readily available. Instead, derivatives are measured using market observable inputs such as interest rate yield curves, volatilities and basis spreads. We also consider counterparty credit risk in valuing our derivatives. As discussed in more detail in Credit Risk Management above, we manage counterparty credit risk by obtaining collateral from counterparties and monitoring exposure and collateral requirements on a daily basis. We do not believe counterparty credit risk is a significant risk with our derivatives as a result of the collateral requirements in place in these contracts.
Fair Values of Level 3 Financial Instruments
     When observable market prices and data do not exist, significant management judgment is necessary to estimate fair value. In those cases, small changes in assumptions could result in significant changes in valuation. Due to the unavailability of observable inputs for our Level 3 assets, management assumptions used in the valuation models play a significant role in these fair value estimates. In times of severe market volatility and illiquidity, there may be more uncertainty and variability with lack of market data to use in the valuation process. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers. To factor in market illiquidity, management makes adjustments to certain inputs in the valuation models and makes other assumptions to ensure fair values are reasonable and reflect current market conditions.
     Our financial assets carried at fair value on a recurring basis that are classified as Level 3 within the SFAS No. 157 hierarchy include our Non-Agency RMBS, debt securities classified as available for sale and warrants. Other Level 3 assets with fair value adjustments recorded on a nonrecurring basis include loans held for investment, equity investments accounted for under the cost or equity methods of accounting and loans held for sale when the fair values are determined through internally developed valuation models. Below is a discussion of the valuation methods and assumptions we use to estimate the fair value of our significant financial assets and liabilities classified as Level 3 within the fair value hierarchy.
Loans Held for Investment
     Fair value adjustments are recorded on our loans held for investment on a nonrecurring basis when we have determined that it is necessary to record a specific reserve against the loans. We may utilize the fair value of collateral, less costs to sell, to measure the specific reserve for those loans that are collateral dependent. To determine the fair value of the collateral, we may employ different approaches depending on the type of collateral. Typically, we determine the fair value of the collateral using internally developed models, which require significant management judgment. The primary inputs of the valuation models vary based on the nature of the collateral and may include expected cash flows, recovery rates, performance multiples and risk premiums based on changing market conditions. Our models utilize industry valuation benchmarks, such as multiples of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), depending on the industry, to determine a value for the underlying enterprise. Valuations consider comparable market transactions where available. In certain cases where our collateral is a fixed or other tangible asset, we will periodically obtain a third party appraisal to corroborate management’s estimates of fair value. When deemed necessary, we apply an additional liquidity discount to the valuation model to reflect current market conditions.

     During the year ended December 31, 2008, we recognized losses of $353.2 million related to our loans held for investment measured at fair value on a nonrecurring basis. These losses were attributable to an increased number of loans requiring a specific reserve during the year, as well as declines in the fair value of collateral for these loans.
Available-for-Sale Investments
     Investments carried at fair value on a recurring basis include debt securities classified as available-for-sale under SFAS No. 115. Debt securities are primarily corporate bonds whose values are determined using discounted cash flow techniques for which key inputs include the timing and amount of future cash flows and market yields. Market yields are based on comparisons to other instruments for which market data is available. Significant unobservable inputs include estimates of credit default, recovery and prepayment rates as well as assumptions surrounding the comparability to other investments for which observable price and spread data is available. Valuations may also be adjusted to reflect the illiquidity of the investment. Such adjustments are based on market available evidence and management’s best estimates.
     Prior to the fourth quarter of 2008, we utilized pricing services to value our debt security investments. We considered the inputs provided by pricing services in arriving at our fair value estimates as of December 31, 2008. However, given the declining volume of trading activity surrounding our investments, we concluded that such inputs were no longer representative of the investments’ fair value. The prices provided by the pricing services lacked transparency as to the volume and nature of actual transactions, if any, from which these prices were developed. We believe our methods provide the most reasonable estimates of fair value as they maximize the use of market observable inputs and are most consistent with the approach that would likely be used by market participants in executing actual transactions. Had we based our fair value estimates solely on the inputs provided by pricing services, the fair value of our available-for-sale securities would have been reduced by $20.9 million as compared to the fair value estimates reflected in our accompanying consolidated balance sheet as of December 31, 2008.
     During the year ended December 31, 2008, we recognized losses of $25.0 million related to other-than-temporary declines in the fair value of our debt securities classified as available-for-sale. We evaluate these investments for impairment by considering, among other factors, the length of time and extent to which the market value has been below its cost basis. During 2008, as a result of the current economic environment, the large majority of our unrealized losses on these debt securities were recognized in earnings as other-than-temporary impairment. For investments that were determined to be other-than-temporarily impaired as of December 31, 2008, at least a portion of the impairment recognized was attributable to deterioration in the credit quality of the issuer. However, at this time, we do not anticipate liquidating these investments in the short term and believe that amounts realized upon settlement or maturity of the investments may be greater than the fair values recorded as of December 31, 2008.
Equity Investments
     Investments accounted for under the cost or equity methods of accounting are carried at fair value on a nonrecurring basis to the extent that they are impaired during the period. We impair these investments to fair value when we have determined that other-than-temporary impairment exists. As there is rarely an observable price or market for such investments, we determine fair value using internally developed models. Our models utilize industry valuation benchmarks, such as multiples of EBITDA, depending on the industry, to determine a value for the underlying enterprise. We reduce this value by the value of debt outstanding to arrive at an estimated equity value of the enterprise. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event will be used to corroborate our private equity valuation. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.
     The primary inputs utilized in our valuation models include borrower financial information, transaction multiples and liquidity discounts. Transaction multiples are based on observable market transactions, when available, or similar transactions for comparable companies. In determining the appropriate multiple to use, we typically review a range of comparable multiples and consider the amount of time elapsed since the transaction occurred, the similarity of the investment transacted to our investment and the similarity of comparable public companies to our investment. In cases where no comparable transactions are available, we use a comparable multiple within the respective company’s industry classification determined by Standard & Poor’s. When deemed necessary, we apply an additional liquidity discount to the valuation model. In certain cases, liquidity discounts are already embedded into the transaction multiple so no additional discount is applied.
     During the year ended December 31, 2008, we recognized losses of $60.0 million and $7.6 million related to other-than-temporary declines in the fair value of our equity investments accounted for under the cost and equity method of accounting, respectively. We evaluate these investments for impairment by considering, among other factors, the length of time and extent to which the market value has been below its cost basis. During 2008, as a result of the current economic environment, the majority of our unrealized losses on these investments were recognized in earnings as other-than-temporary impairment.
Critical Accounting Estimates
     Accounting policies are integral to understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in accordance with GAAP requires management to make certain judgments and assumptions based on information that is available at the time of the financial statements in determining accounting estimates used in the preparation of such statements. Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, in our accompanying audited consolidated financial statements for the year ended December 31, 2008, and our critical accounting estimates are described in this section. Accounting estimates are considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and if different estimates reasonably could have been used in the reporting period, or if changes in the accounting estimate are reasonably likely to occur from period to period that would have a material impact on our financial condition, results of operations or cash flows. Management has discussed the development, selection and disclosure of these critical accounting estimates with the Audit Committee of the Board of Directors and the Audit Committee has reviewed our disclosure related to these estimates.
Allowance for Loan Losses
     The allowance for loan losses is management’s estimate of probable losses inherent in the loan portfolio. Management performs detailed reviews of this portfolio quarterly to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses, based on historical and current trends and other factors affecting loan losses. Additions to the allowance for loan losses are charged to current period earnings through the provision for loan losses. Amounts determined to be uncollectible are charged directly against the allowance for loan losses, while amounts recovered on previously charged-off accounts increase the allowance.
     The commercial loan portfolio comprises large balance, non-homogeneous exposures. These loans are evaluated individually, and are risk-rated based upon borrower, collateral and industry-specific information that management believes is relevant to determining the occurrence of a loss event and measuring impairment. When necessary, management establishes specific allowances for commercial loans determined to be individually impaired. An allowance for loan losses is estimated by management based upon the borrower’s overall financial condition, financial resources and, when applicable, the estimated realizable value of any collateral. Loans subject to individual reviews are analyzed and segregated by risk according to our internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, industry performance trends, and any other pertinent information, (including individual valuations on nonperforming loans) are considered in the estimation of the allowance for loan losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.
     In addition to the specific allowances for impaired loans, we maintain allowances that are based on an evaluation for impairment of certain commercial and residential portfolios. These allowances are based on historical experience, current economic conditions and performance trends within specific portfolio segments. Certain considerations are made in relation to the length and severity of outstanding balances. We generally do not factor in guarantees from our capital call agreements with our borrowers’ private equity sponsors in determining the overall allowance for loan losses. Furthermore, when performing the analysis on an individual troubled loan, we do not consider any applicable borrower guarantees when calculating our potential for a specific loss.
     The process for determining the reserve factors and the related level of loan loss reserves is subject to numerous estimates and assumptions that require judgment about the timing, frequency and severity of credit losses that could materially affect the provision for loan losses and, therefore, net income. In this case, management is required to make judgments related, but not limited, to: (i) risk ratings for pools of commercial loans; (ii) market and collateral values and discount rates for individually evaluated loans; (iii) loss rates used for commercial loans; (iv) adjustments made to assess current events and conditions; (v) considerations regarding economic uncertainty; and (vi) overall credit and economic conditions.
     Our allowance for loan losses is sensitive to the risk rating assigned to commercial loans and to corresponding reserve factors that we use to estimate the allowance and that are reflective of historical losses. We have assigned reserve factors to the loans in our portfolio, which dictate the percentage of the total outstanding loan balance that we reserve. We review the loan portfolio information regularly to determine whether it is necessary for us to further revise our reserve factors. The reserve factors used in the calculation were determined by analyzing the following elements:

•	the types of loans, for example, whether the loan is underwritten based on the borrower’s assets, real estate or cash flow;

•	our historical losses with regard to the loan types;

•	our expected losses with regard to the loan types; and

•	the internal credit rating assigned to the loans.
     We update these reserve factors periodically to capture actual and recent behavioral characteristics of the portfolios, such as latest credit agency rating information, actual and expected trends in underlying economic or market conditions and changes in our loss mitigation strategies. We estimate the allowance by applying historical loss factors derived from loss tracking mechanisms associated with actual portfolio movements over a specified period of time, using a standard loan grading procedure. These estimates are adjusted when necessary based on additional analysis of long-term average loss experience, external loan loss data and other risks identified from current and expected credit market conditions and trends, including management’s judgment for estimate inaccuracy and uncertainty.
     The sensitivity of our allowance for loan losses to potential changes in our reserve factors (in terms of basis points) applied to our overall loan portfolio as of December 31, 2008, was as follows:

Estimated Increase
Change in Reserve Factors	(Decrease) in the
(Basis Points)	Allowance for Loan Losses
($ in thousands)
+ 50	$43,624
+ 25	21,812
- 25	(21,812)
- 50	(43,624)
     These sensitivity analyses do not represent management’s expectations of the deterioration, or improvement, in risk ratings, but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan losses to changes in key inputs. We believe the reserve factors currently in use are appropriate. The process of determining the level of allowance for loan losses involves a high degree of judgment. If our internal credit ratings, reserve factors or specific reserves for impaired loans are not accurate, our allowance for loan losses may be misstated. In addition, our operating results are sensitive to changes in the reserve factors utilized to determine our related provision for loan losses.
     We also consider whether losses may have been incurred in connection with unfunded commitments to lend although, in making this assessment, we exclude from consideration those commitments for which funding is subject to our approval based on the adequacy of underlying collateral that is required to be presented by a borrower or other terms and conditions
     For detailed analysis on the historical loan loss experience and the roll-forwards of the allowance for loan losses for the last five fiscal years, see Table 9, Summary of Loan Loss Experience, on page 28 of this Form 10-K.
Fair Value of Financial Instruments
     We adopted SFAS No. 157 effective January 1, 2008. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants.
     SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value. The hierarchy prioritizes observable data from active markets, placing measurements using those inputs in Level 1 of the fair value hierarchy, and gives the lowest priority to unobservable inputs and classifies these as Level 3 measurements. The three levels of the fair value hierarchy under SFAS No. 157 are described below:
     Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;
     Level 2 — Valuations based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly;

     Level 3 — Valuations based on models that use inputs that are unobservable in the market and significant to the overall fair value measurement.
     A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
     Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, management’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.
     It is our policy to maximize the use of observable market based inputs, when appropriate, to value our financial instruments carried at fair value on a recurring basis or to determine whether an adjustment to fair value is needed for assets carried at fair value on a non-recurring basis. Given the nature of some of our financial instruments carried at fair value, whether on a recurring or nonrecurring basis, clearly determinable market based valuation inputs are often not available. Therefore, these instruments are valued using internal assumptions and classified as Level 3 within the SFAS No. 157 hierarchy.
     The estimates of fair values reflect our best judgments regarding the appropriate valuation methods and assumptions that market participants would use in determining fair value. The selection of a method to estimate fair value for each type of financial instrument depends on the reliability and availability of relevant market data. The amount of judgment involved in estimating the fair value of a financial instrument is affected by a number of factors, such as the type of instrument, the liquidity of the markets for the instrument and the contractual characteristics of the instrument. Judgments in these cases include, but are not limited to:
•	Selection of third-party market data sources;

•	Evaluation of the expected reliability of the estimate;

•	Reliability, timeliness and cost of alternative valuation methodologies; and

•	Selection of proxy instruments, as necessary.
     See Fair Value Measurements above for additional discussion surrounding the specific methods and assumptions we use to estimate the fair value of our financial instruments carried at fair value on a recurring and nonrecurring basis.
Income Taxes
     We elected REIT status under the Code when we filed our federal tax return for the year ended December 31, 2006. We operated as a REIT through 2008, but revoked our REIT election effective January 1, 2009. While we were a REIT, we generally were not subject to corporate-level income tax on the earnings distributed to our shareholders that were derived from our REIT qualifying activities, but were subject to corporate-level income tax on the earnings we derived from our TRSs. While we were a REIT, we were still subject to foreign, state and local taxation in various foreign, state and local jurisdictions, including those in which we transacted business or resided.
     In order to estimate our corporate-level income taxes while we were a REIT, we were required to determine the amount of our net income derived from our TRSs during the entire taxable year, and if any, expected undistributed REIT taxable income. If our estimates of the source of the net income were not appropriate, income taxes could be materially different from amounts reported in our quarterly and annual consolidated statements of income.
     While we were a REIT, we continued to be subject to corporate-level income tax on the earnings we derived from our TRSs. As more fully described in Note 2, Summary of Significant Accounting Policies, and Note 16, Income Taxes, of the accompanying audited consolidated financial statements for the year ended December 31, 2008, we account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Income tax receivable, reported as a component of other assets on our consolidated balance sheet, represent the net amount of current income taxes we expect to receive from various taxing jurisdictions attributable to our operations to date. We consider many factors in filing income tax returns, including statutory, judicial and regulatory guidance, in estimating the appropriate accrued income taxes for each jurisdiction.
     In applying the principles of SFAS 109, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our own income tax planning and from the resolution of income tax controversies, can materially affect our operating results for any given reporting period.
     Effective January 1, 2009, we provide for income taxes as a “C” corporation on income earned from our operations.